                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[X]  Preliminary Information Statement         [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                             PENOBSCOT SHOE COMPANY
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11

     (1)  Title of each class of securities to which transaction applies:

        COMMON STOCK, par value $1.00 per share
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction apples:

        253,035
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        $11.75 per share*
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $2,973,161
        ------------------------------------------------------------------------

     (5)  Total fee paid:

        $595**
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        $3,262.48
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        SCHEDULE 14D-1
        ------------------------------------------------------------------------

     (3)  Filing Party:

        RIEDMAN CORPORATION and PSC ACQUISITION CORP.
        ------------------------------------------------------------------------

     (4)  Date Filed:

        OCTOBER 16, 1999
        ------------------------------------------------------------------------
---------------
*  $11.75 is the price to be paid in the merger.

** The amount previously paid assumed the purchase of 1,388,291 shares of common stock, par value $1.00 per share ("Common Stock") of Penobscot Shoe Company ("Company"). As of November 23, 1999 the total number of shares of Common Stock acquired by PSC Acquisition Corp. and Riedman Corporation (1,135,265) plus the shares of Common Stock to be acquired in this transaction (253,035) equals the number of shares (1,388,291) for which a filing fee was paid on October 16, 1999 pursuant to the Schedule 14D-1 of Riedman Corporation and PSC Acquisition Corp. ("14D-1"). The fee with respect to the securities to which this transaction applies is $595, which was previously paid as part of the $3,262.48 paid in connection with the 14D-1.

                             PENOBSCOT SHOE COMPANY
                               NORTH MAIN STREET
                             OLD TOWN, MAINE 04468

                               DECEMBER 27, 1999

Dear Stockholders:

     As announced on October 7, 1999, Penobscot Shoe Company (the "Company") entered into an Agreement and Plan of Merger, dated October 6, 1999 (the "Merger Agreement") by and among the Company, Riedman Corporation, a New York corporation ("Parent"), and PSC Acquisition Corp., a Maine corporation and wholly-owned subsidiary of Parent (the "Purchaser"), which provides for the acquisition of the Company by Parent in two steps. The first step was a cash tender offer by the Purchaser to acquire all of the outstanding shares of the Company's common stock, par value $1.00 per share, at $11.75 per share, net to the seller in cash. The tender offer was completed on November 16, 1999 and the Purchaser purchased 1,135,265 shares, or approximately 81.8% of the Company's issued and outstanding shares of common stock, pursuant to the tender offer. The merger of the Purchaser with and into the Company (the "Merger"), in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent and is intended to complete the acquisition of any shares of common stock of the Company not acquired by Purchaser pursuant to the tender offer. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. In the merger, each outstanding share of common stock of the Company (other than shares owned by Parent, the Purchaser or shares held in the treasury of the Company, and other than shares as to which the holder has properly exercised dissenters' rights or demanding stockholders' rights) will be converted into the right to receive $11.75 in cash, without interest thereon, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

     On Monday, January 17, 2000, a special meeting of the shareholders of the Company will be held for the purpose of approving the Merger Agreement. The affirmative vote of 55% of the aggregate voting power of the outstanding shares of common stock of the Company will be necessary to approve the Merger Agreement. As a result of the consummation of the Purchaser's tender offer, the Purchaser owns and has the right to vote a sufficient number of outstanding shares of the common stock of the Company such that approval of the Merger Agreement at the special meeting is assured without the affirmative vote of any other stockholder.

     You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

                                          Sincerely,

                                          James R. Riedman
                                          President and Chief Executive Officer

JRR:dp
Enclosure

                             PENOBSCOT SHOE COMPANY
                             450 NORTH MAIN STREET
                             OLD TOWN, MAINE 04468

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 17, 2000

     A special meeting (including any and all adjournments or postponements thereof, the "Special Meeting") of stockholders of Penobscot Shoe Company will be held at the office of Rudman and Winchell, 84 Harlow Street, 4th Floor, Bangor, Maine 04402 at 1:00 p.m. on Monday, January 17, 2000, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated October 6, 1999 (the "Merger Agreement"), by and among the Company, Riedman Corporation, a New York corporation ("Parent"), and PSC Acquisition Corp., a Maine corporation and wholly-owned subsidiary of Parent (the "Purchaser"). The Merger Agreement provides, among other things, for (i) the merger of the Purchaser with and into the Company (the "Merger"), with the Company to continue as the surviving corporation, and
     (ii) the conversion of all of the issued and outstanding shares of the Company's Common Stock, par value $1.00 per share, (other than shares owned by Parent, the Purchaser or shares held in the treasury of the Company or other shares as to which the holder has properly exercised dissenter's rights or demanding stockholders' rights), into the right to receive $11.75 per share in cash, without interest thereon, all as more fully described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

          2. To transact such other business as may be properly come before the Special Meeting.

     Only stockholders of record at the close of business on December 24, 1999 will be entitled to receive notice of, and to vote, at the Special Meeting.

     You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting. If you wish to vote your shares, you or your representative must be present in person at the Special Meeting.

     Stockholders and beneficial stockholders will be entitled to assert dissenters' rights under Section 909 of the Maine Business Corporation Act, a copy of which is attached as Annex 3 to the Information Statement. Stockholders should read the Information Statement and Annex 3 thereto for a description of all statutory provisions relating to dissenters' rights.

     Stockholders have been advised of their right to demand payment (demanding stockholders' rights) of the "fair value" of their shares pursuant to Section 910 of the Maine Business Corporation Act, a copy of which is attached as Annex 4 to the Information Statement. Stockholders should read the Information Statement and Annex 4 thereto for a description of all statutory provisions relating to demanding stockholders' rights.

     You should not send any share certificates at this time. After the Merger is completed, you will receive a letter of transmittal containing instructions on where to send your share certificates.

     Neither the Company nor its management is soliciting your proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Gerald E. Rudman, Clerk

Bangor, Maine
December 27, 1999

                             PENOBSCOT SHOE COMPANY
                             450 NORTH MAIN STREET
                             OLD TOWN, MAINE 04468

                             INFORMATION STATEMENT

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is being furnished to holders of Common Stock, par value $1.00 per share (the "Common Stock"), of Penobscot Shoe Company, a Maine corporation (the "Company"), in connection with the proposed merger (the "Merger") of PSC Acquisition Corp., a Maine corporation (the "Purchaser") and a wholly-owned subsidiary of Riedman Corporation, a New York corporation ("Parent"), with and into the Company as contemplated by that certain Agreement and Plan of Merger, dated October 6, 1999, by and among the Company, Parent and the Purchaser (the "Merger Agreement"). The Merger, in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by the Purchaser to acquire all the outstanding shares at $11.75 per share, net to the seller in cash (the "Offer"). The Offer was completed on November 16, 1999 and the Purchaser purchased 1,135,265 shares, or approximately 81.8% of the issued and outstanding shares, pursuant to the Offer. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding share (other than shares owned by Parent, the Purchaser or shares held in the treasury of the Company, and other than shares as to which the holder has properly exercised dissenters' rights or demanding stockholders' rights -- see below) will be converted into the right to receive $11.75 in cash, without interest thereon. A copy of the Merger Agreement is attached hereto as Annex 1.

     A special meeting of the stockholders of the Company will be held on Monday, January 17, 2000, at 1:00 p.m., Eastern Standard Time, at the offices of Rudman & Winchell, LLC, 84 Harlow Street, 4th Floor, Bangor, Maine 04402. The special meeting of stockholders (including any and all adjournments or postponements thereof) is referred to herein as the "Special Meeting."

     Stockholders are welcome to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting. Stockholders who wish to vote their shares must be present in person or be represented by a duly authorized representative at the Special Meeting.

     Only holders of record of the shares at the close of business on December 24, 1999 are entitled to receive notice of, and to vote at, the Special Meeting. On such date, there were 1,388,290 shares issued and outstanding. The presence in person or by proxy of the holders of a majority of the aggregate voting power of the issued and outstanding shares will be necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of 55% of the aggregate voting power of the issued and outstanding shares will be necessary to approve the Merger Agreement. Each share is entitled to one vote. As a result of the consummation of the Offer, the Purchaser owns approximately 81.8% of the issued and outstanding shares and the aggregate voting power thereof, and intends to vote all such shares in favor of the Merger Agreement. Accordingly, the approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other stockholder.

     You are urged to review this Information Statement carefully to decide whether to accept the $11.75 in cash, without interest, or to exercise dissenters' rights under Section 909 of the Maine Business Corporation Act ("Maine Law"). See "Dissenters' Rights" below and Annex 3 attached hereto for a description of all statutory provisions related to dissenters' rights. You may also exercise rights as a demanding Stockholder under Section 910 of the Maine Law. See "Demanding Stockholder Rights" below and Annex 4 attached hereto for a description of those rights.

     This Information Statement is first being mailed on or about December 27, 1999, to the holders of record of the shares at the close of business on December 24, 1999.

     We are not asking you for a proxy and you are requested not to send us a proxy. Please do not send in any share certificates at this time.

     This Information Statement is dated December 27, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
  The Companies.............................................    1
  General...................................................    1
  Procedure for Receipt of Merger Consideration.............    1
  Dissenters' Rights........................................    2
  Demanding Stockholder Rights..............................    2
  The Merger................................................    2
  Source and Amount of Funds................................    3
  Selected Financial Information............................    3
  Available Information.....................................    4
  Price Range of Shares; Dividends..........................    4
GENERAL.....................................................    5
THE SPECIAL MEETING.........................................    6
PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION...........    6
  Surrender and Payment for Shares..........................    6
  Backup Withholding........................................    7
DISSENTERS' RIGHTS..........................................    7
DEMANDING STOCKHOLDERS' RIGHTS..............................    8
THE MERGER..................................................    9
  Background of the Offer and the Merger....................    9
  Recommendation of the Company Board.......................   11
  Opinion of Advest, Inc., Financial Advisor................   13
  Purpose of the Merger.....................................   13
  Certain Effects of the Offer and the Merger...............   13
  Plans for the Company.....................................   13
  Interests of Certain Persons in the Merger................   14
  Certain Federal Income Tax Consequences...................   15
  Accounting Treatment of the Merger........................   16
  Regulatory and Other Approvals............................   16
CERTAIN INFORMATION CONCERNING THE COMPANY..................   16
CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.....   18
THE MERGER AGREEMENT........................................   18
SOURCE AND AMOUNT OF FUNDS..................................   24
PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT....   24
AVAILABLE INFORMATION.......................................   26
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........   26

ANNEXES:

Annex 1 Agreement and Plan of Merger
Annex 2 Fairness Opinion of Advest, Inc.
Annex 3 Section 909 of the Maine Business Corporation Act
Annex 4 Section 910 of the Maine Business Corporation Act

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes hereto, or in the documents incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

THE COMPANIES

     The Company. The Company is a Maine corporation with its principal executive offices located at 450 North Main Street, Old Town, Maine 04468. The telephone number of the Company is (207) 827-4431. The Company is engaged in the design, importing and sale of branded footwear to retailers. Its principal products are women's dress, tailored and casual footwear, including boots and sandals, selling in the moderate price range. For further information concerning the Company, see "Certain Information Concerning the Company," "Available Information" and "Incorporation of Certain Information by Reference."

     The Purchaser. The Purchaser is a newly incorporated Maine corporation and a wholly-owned subsidiary of Parent. To date, the Purchaser has engaged in no activities other than those incident to its formation, the Offer and the Merger. The principal executive offices of the Purchaser are located at 45 East Avenue, Rochester, New York 14604. The telephone number of the Purchaser is (716) 232-4424.

     Parent. Parent is a privately owned New York corporation with its principal executive offices located at 45 East Avenue, Rochester, New York 14604. The telephone number of Parent is (716) 232-4424. Parent is engaged in the retail sale of property, life and health insurance policies as agent for insurers.

GENERAL

     This Information Statement is being delivered in connection with the merger of the Purchaser with and into the Company, with the Company as the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding share (other than shares owned by Parent, the Purchaser or shares held in the treasury of the Company and other than shares as to which the holder has properly exercised dissenters' rights or demanding stockholders' rights -- see below) will be converted into the right to receive $11.75 in cash, without interest thereon (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Annex 1.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on October 12, 1999 for all the outstanding shares at a price of $11.75 per share, net to the seller in cash. The Offer expired at midnight, Eastern Standard Time, on Tuesday, November 16, 1999, the date to which the Offer was extended by Purchaser after the original expiration date of November 9, 1999. Pursuant to the Offer, the Purchaser purchased 1,135,265 shares. This amount represents approximately 81.8% of the issued and outstanding shares.

PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION

     Following the consummation of the Merger, a Letter of Transmittal (as hereinafter defined) and the Instructions (as hereinafter defined) for use in effecting the surrender of the shares for payment of the Merger Consideration will be sent under separate cover to all holders of the shares outstanding immediately prior to the Merger. The Letter of Transmittal must be completed as directed and returned with certificates representing shares. Checks for the Merger Consideration will be sent to Stockholders as soon as practicable after receipt of the Letter of Transmittal and the certificates. See "Procedure For Receipt of the Merger Consideration."

DISSENTERS' RIGHTS

     Under Maine Law, holders of the shares who do not vote to approve the Merger Agreement and who otherwise strictly comply with the applicable requirements of Maine Law have the right to dissent and demand payment in cash of the "fair value" of their shares. See "Dissenters' Rights" and Annex 3 hereto.

DEMANDING STOCKHOLDER RIGHTS

     Under Maine Law, upon the occurrence of a control transaction such as occurred with the acquisition of 1,135,265 shares of Common Stock by Purchaser upon consummation of the Offer, stockholders have the right to demand payment of the fair value of their shares. See "Demanding Stockholder Rights" and Annex 4 hereto.

THE MERGER

     Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by the Board of Directors of the Company (the "Company Board"), see "The Merger -- Background of the Offer and the Merger."

     Approval of the Company Board. On October 6, 1999, the Company Board unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are in the best interests of the Company and its stockholders. Accordingly, the Company Board unanimously recommended that the Company's stockholders accept the Offer and tender their shares pursuant thereto and the Company Board unanimously recommends that the Company's stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Merger -- Recommendation of the Company Board."

     Interests of Certain Persons in the Merger. Certain existing and former members of the Company's management and the Company Board (as well as employees of the Company) have interests in the Merger that are different from, or in addition to, the interests of the Company's stockholders generally. These interests relate to, among other things, (i) the exchange of outstanding options for a cash payment, (ii) the terms of certain severance agreements between the Company and certain executive officers, providing for cash payments and other benefits upon a change of control of the Company (which would include the Offer and the Merger), (iii) indemnification and insurance for directors and officers and (iv) Tender Agreements between the Parent/Purchaser and the Company's Principal Stockholders. See "The Merger -- Interests of Certain Persons in the Merger."

     Opinion of Advest, Inc. Advest, Inc. ("Advest") acted as the financial advisor to the Company in connection with the Offer and the Merger and Advest delivered its written opinion, dated October 6, 1999, to the Company that, as of the date of such opinion, the $11.75 per share cash consideration to be received by the stockholders of the Company in the Offer and the Merger was fair, from a financial point of view, to the holders of shares (other than Parent and its affiliates). The full text of Advest's opinion is set forth in Annex 2 hereto and is incorporated herein by reference. Stockholders are urged to read the Advest, Inc. opinion carefully and in its entirety. See "The Merger -- Opinion of Advest, Inc.; Financial Advisor" and Annex 2 hereto.

     Purpose of the Merger. The purpose of the Merger is to enable Parent, through the Purchaser, to acquire the remaining equity interest in the Company not currently owned by the Purchaser. The first step in the acquisition of the Company was the Offer by the Purchaser to acquire all of the outstanding shares. The Merger is intended to complete the acquisition of any shares not acquired by the Purchaser in the Offer. See "The Merger -- Purpose of the Merger."

     Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions, including: (a) the stockholders of the Company shall have duly approved the Merger Agreement and (b) the consummation of the Merger shall not have been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity. See "The Merger Agreement -- Conditions to the Merger."

     Certain Federal Income Tax Consequences. The exchange of shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. See "The Merger -- Certain Federal Income Tax Consequences."

SOURCE AND AMOUNT OF FUNDS

     Parent and the Purchaser have estimated that the total amount of funds required to purchase all of the outstanding shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $17 million. Of such amount, approximately $13.34 million was used to purchase shares pursuant to the Offer. The funding of the Offer has been, and the funding of the Merger will be, obtained through a capital contribution from Parent to Purchaser of funds borrowed by Parent under its existing credit facility with Fleet National Bank. $16,312,419 was drawn down under the facility and placed in an escrow account prior to commencement of the Offer. See "Source and Amount of Funds."

SELECTED FINANCIAL INFORMATION

     Set forth below is a summary of certain financial information relating to the Company which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 27, 1998 (the "Form 10-K") and the preliminary and unaudited financial statements of the Company for the fiscal year ended November 26, 1999. More comprehensive information is included in the Form 10-K, the Form 10-Q and other reports and documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information".

                             PENOBSCOT SHOE COMPANY

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FISCAL YEAR ENDED
                                          ------------------------------------------------------------
                                          NOVEMBER 26,    NOVEMBER 27,    NOVEMBER 27,    NOVEMBER 29,
                                              1998            1998            1997            1996
                                          ------------    ------------    ------------    ------------
                                          (UNAUDITED)
SUMMARY OF EARNINGS DATA:
Net sales...............................  $21,665,000       $19,607         $14,826         $15,429
Operating income........................    2,718,000         2,075             379             904
Net income..............................  $ 1,886,000       $ 1,486             444         $   857
Basic earnings per common share.........  $      1.36       $  1.08         $   .32         $   .59
Diluted earnings per common share
  outstanding...........................  $      1.36       $  1.07         $   .32         $   .58
Weighted average common shares
  outstanding...........................    1,388,291         1,377           1,391           1,459
Weighted average common shares
  outstanding, assuming dilution........    1,388,291         1,389           1,404           1,469

                                                               FISCAL YEAR ENDED
                                          ------------------------------------------------------------
                                          NOVEMBER 26,    NOVEMBER 27,    NOVEMBER 27,    NOVEMBER 29,
                                              1998            1998            1997            1996
                                          ------------    ------------    ------------    ------------
                                          (UNAUDITED)
BALANCE SHEET DATA:
Total assets............................    $15,743         $15,393         $12,571         $11,836
Total current liabilities...............      1,992           3,365           1,778           1,243
Total liabilities.......................      2,160           3,533           1,887           1,342
Total stockholders' equity..............     13,583          11,860          10,684          10,494

AVAILABLE INFORMATION

     The shares are registered under the Securities Exchange Act of 1934 ("Exchange Act"), and the Company is therefore subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, the Company is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. See "Available Information." However, the Company has filed an application with the Securities and Exchange Commission ("SEC") to deregister
its shares. Such application will be effective in 90 days (i.e. March   , 2000),
subject to SEC determination.

PRICE RANGE OF SHARES; DIVIDENDS

     The shares are listed and traded principally on the American Stock Exchange ("AMX") under the symbol "PSO". The following table sets forth, for the quarters indicated, the high and low sales prices per share on the AMX as reported by the Dow Jones News Service. The Company has paid dividends on the shares during the indicated quarters as set forth below.

                                                              HIGH    LOW    DIVIDEND
                                                              ----    ---    --------
1997:
First Quarter...............................................    7 1/8   5 5/8   $.05
  Second Quarter............................................    6 3/4   5 1/4    .05
  Third Quarter.............................................    6 1/16  5 1/2    .05
  Fourth Quarter............................................    6 3/8   5 3/4    .05

                                                              HIGH    LOW    DIVIDEND
                                                              ----    ---    --------
1998:
  First Quarter.............................................    5 7/8   5 1/8   $.05
  Second Quarter............................................    6 3/4   5 3/8    .05
  Third Quarter.............................................    8 3/8   6 1/4    .05
  Fourth Quarter............................................    8 3/8   6 1/16   .05
1999:
  First Quarter.............................................   11 3/8   6 7/8   $.05
  Second Quarter............................................   10 1/8   8 1/8    .05
  Third Quarter.............................................   12 5/8   8 5/8    .05
  Fourth Quarter............................................                     .05

     On October 6, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per share as reported on the AMX was
$11 9/16. On October 8, 1999, the last full trading day prior to printing the Offer to Purchase, mailed to all stockholders, the closing price per share as
reported on AMX was $11 5/8. On             , 1999, the last day on which the
shares were traded prior to printing this Information Statement, the closing
price reported on AMX was $          . Shareholders are urged to obtain current
market quotations for the shares.

     The Company has applied to AMX to withdraw the listing and registration of the shares.

                                    GENERAL

     This Information Statement is being delivered to stockholders of the Company in connection with the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share (other than shares owned by Parent, the Purchaser or held in the treasury of the Company, which shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired without payment of any consideration therefor and shall cease to exist, and other than shares as to which the holder has properly exercised dissenters' rights or demanding stockholders' rights) will be converted into the right to receive, without interest, the Merger Consideration. A copy of the Merger Agreement is attached hereto as Annex 1.

     The Merger is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by the Purchaser to acquire all of the outstanding shares at $11.75 per share, net to the seller in cash. The Offer has been completed, and the Purchaser has purchased 1,135,265 shares pursuant to the Offer. This amount represents approximately 81.8% of the issued and outstanding shares. The Merger is intended to complete the acquisition of any shares not acquired by the Purchaser pursuant to the Offer.

                              THE SPECIAL MEETING

     The Special Meeting will be held on Monday, January 17, 2000, at 1:00 p.m., Eastern Standard Time, at the offices of Rudman & Winchell, LLC, 84 Harlow Street, 4th Floor, Bangor, Maine 04402, for the purpose of approving the Merger Agreement.

     As of the date of this Information Statement, the Company Board does not know of any other business to be brought before the Special Meeting, and the Company's Bylaws specifically prohibit any other business to be conducted at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Information Statement.

     Only holders of record of the shares outstanding at the close of business on December 24, 1999 (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 107 holders of record, with 1,388,290 shares issued and outstanding.

     The presence in person or by proxy of the holders of a majority of the aggregate voting power of the issued and outstanding shares will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of establishing a quorum. Assuming a quorum is present, the affirmative vote of 55% of the aggregate voting power of the issued and outstanding shares will be necessary to approve the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes under Maine law, abstentions and broker non-votes, if any, will have the same effect as votes cast against approval of the Merger Agreement.

     Each share is entitled to one vote. As a result of the consummation of the Offer, the Purchaser owns approximately 81.8% of the outstanding shares and approximately 81.8% of the aggregate voting power of the issued and outstanding shares, and intends to vote all such shares in favor of the Merger Agreement. Accordingly, the approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other stockholder.

     Stockholders are entitled to exercise dissenters' rights under Maine Law as a result of the Merger. See "Dissenters' Rights" and Annex 3 hereto. Eligible Stockholders may also exercise demanding stockholder rights under Maine Law. See "Demanding Stockholder Rights" and Annex 4 hereto.

     Representatives of BDO Seidman LLP, the Company's independent auditors until November 23, 1999, are not expected to be present, make a statement or be available to respond to appropriate questions at the Special Meeting.

               PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION

SURRENDER AND PAYMENT FOR SHARES

     Parent has appointed EquiServe, L.P. to act as paying agent (the "Paying Agent") under the Merger Agreement. At the effective time of the Merger (the "Effective Time"), Parent will make available or cause to be made available to the Paying Agent the funds necessary for the Paying Agent to make the payments due to the holders of outstanding shares immediately prior to the Effective Time.

     Promptly after the Effective Time (i.e. the date on which the stockholders approve the Merger and the Articles of Merger are filed with the Maine Secretary of State) the Paying Agent will mail to each person who was, at the Effective Time, a holder of record of issued and outstanding shares a letter of transmittal (the "Letter of Transmittal") and instructions (the "Instructions") for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented such shares (collectively, the "Certificates" and, individually, a "Certificate") in exchange for payment therefor. For a stockholder to validly surrender shares pursuant to the Merger, a Certificate for surrendered shares, together with a properly completed and duly executed Letter of Transmittal and any other required documents, must be received by the Paying Agent at one of its addresses set forth on the Letter of Transmittal. Until surrendered, such Certificates will represent solely the right to receive the Merger Consideration with respect to each of the shares represented thereby. Upon the surrender of each such Certificate and subject to applicable withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder the Merger Consideration. To the extent that amounts are so withheld, such amounts will be treated for all purposes as having been paid to the Stockholder in respect of whom such deduction and withholding was made by the Paying Agent. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it will be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. None of the Paying Agent, the Surviving Corporation or Parent will be liable to any holder of Certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Pursuant to the Merger Agreement, any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration which remains unclaimed by the holders of Certificates following the first anniversary of the Effective Time, will be delivered to the Surviving Corporation, and thereafter such former stockholders of the Company may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws and subject to withholding) receive the Merger Consideration without any interest or dividends thereon.

     At the Effective Time, the stock transfer books of the Company will be closed, and no transfer of shares will thereafter be made. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

BACKUP WITHHOLDING

     In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Merger, a stockholder surrendering Certificates in the Merger must, unless an exemption applies, provide the Paying Agent with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Merger may be subject to backup withholding of 31%. All stockholders surrendering Certificates pursuant to the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Parent and the Paying Agent). Certain stockholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Paying Agent, in order to avoid backup withholding.

                               DISSENTERS' RIGHTS

     Holders of shares who have neither voted in favor of the Merger nor consented thereto in writing may have rights pursuant to the provisions of
Section 909 of Maine Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their shares as of the date prior to the Effective Time. If the statutory procedures specified in Section 909 are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their dissenting shares. Any such judicial determination of the fair value of the dissenting shares could be based upon considerations other than, or in addition to, the Offer Price, the market value of the dissenting shares, including asset values, and the investment value of the dissenting shares. The value so determined could be greater or lower than the Offer Price.

     The procedure for exercising dissenter's rights is set forth in full in the copy of Section 909 attached hereto as Annex 3.

     If any holder of shares who demands appraisal under Section 909 fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in Maine Law, the shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the terms of the Merger.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 909 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                         DEMANDING STOCKHOLDERS' RIGHTS

     Except in the case of corporations whose articles of incorporation specify otherwise, Section 910 of Maine Law ("Section 910") entitles a stockholder to payment from a "Controlling Person" for his shares upon the occurrence of a "Control Transaction", defined as the acquisition by the controlling person of
(i) voting power over voting shares that carry with them the right to cast at least 25% of the votes that all stockholders would be entitled to cast in an election of the directors of the corporation or (ii) voting power over at least 25% of the shares in any class entitled to elect all the directors of any specified number of them. A person has voting power over a voting share if that person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, that voting share.

     Within fifteen (15) days of the Control Transaction, the Controlling Person must give notice that a Control Transaction has occurred to each Stockholder of record of the corporation holding voting shares. Any holder of voting shares may, prior to or within thirty (30) days after such notice has been given, demand in writing that the Controlling Person pay such stockholder in cash an amount equal to the "fair value" (defined as an amount which takes into consideration all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation) of each voting share held by the demanding stockholder.

     On December 1, 1999 Parent gave notice of the occurrence of a Control Transaction to all stockholders who had not tendered shares in the tender offer. Such stockholders have until December 31, 1999 to make a demand under Section 910.

     Within ten (10) days after the expiration of the period provided for making such demand, the Controlling Person must make a written offer to each demanding stockholder to pay for the shares at a specified price deemed by the Controlling Person to be the fair value of those shares. The offer must be made at the same price per share to each demanding stockholder of the same class.

     If any demanding stockholder and the Controlling Person agree upon the fair value of the shares within thirty (30) days of the expiration of the demand period, then the Controlling Person must pay the demanding stockholders within ninety (90) days after the date on which the Controlling Person's offer to purchase was made. If, however, one or more demanding stockholders fail to agree with the Controlling Person within this thirty (30) day period as to the fair value of the shares, (i) the Controlling Person may bring an action in Superior Court in the County where the corporation's registered office is located or the demanding stockholder may bring such suit in the name of the Controlling Person if the Controlling Shareholder fails to institute such an action. In either case, all demanding stockholders, except those who have previously agreed with the Controlling Person on the fair value of the shares, shall be made parties to the proceedings. The stockholder shall bear the burden of proving he is entitled to receive payment. The Court shall fix the fair value of the shares. The stockholders who are parties to the proceeding (except those determined by the Court not to be entitled to receive payment) shall be entitled to judgment against the Controlling Person for the fair value of their shares, plus interest from the time of the Control Transaction and costs and expenses (except, with respect to costs and expenses, in cases where the Court finds that the stockholders' failure to accept the offer was in bad faith).

     Upon consummation of the Offer, Purchaser was deemed a Controlling Person under Section 910 and a Control Transaction occurred. As a result, holders of shares which were not tendered and purchased shall have the right to demand that Purchaser pay the fair value of those shares in cash if he follows the requirements of Section 910.

     If any holder of shares who demands payment under Section 910 fails to perfect, or effectively withdraws or loses his right of payment as provided in Maine Law, the shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

     The foregoing summary is qualified in its entirety by reference to Section 910 of Maine Law, a copy of which is set forth in Annex 4.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 910 (SEE ANNEX 4 ATTACHED HERETO) FOR PERFECTING PAYMENT RIGHTS MAY RESULT IN LOSS OF SUCH RIGHTS.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

     In January, 1999, James R. Riedman, as Chairman and CEO of Daniel Green Company, a manufacturer and distributor of shoes whose stock is listed on the NASDAQ Small Cap Market, telephoned a representative of Company to extend condolences on the recent demise of Company's CEO and to indicate an interest in discussing a possible combination of Company and Daniel Green Company. Parent owns 35.1% of the outstanding shares of Daniel Green Company and Mr. Riedman is President and CEO of Parent.

     In March, 1999, a representative of Advest contacted representatives of Daniel Green Company and advised that a Confidential Memorandum concerning the Company would be made available to them if a Confidentiality Agreement were signed. The Confidentiality Agreement was signed on March 18, 1999 and returned to Advest. Advest then forwarded the Confidential Memorandum to Daniel Green Company.

     On March 24, 1999, a representative of Daniel Green Company telephoned a representative of Advest to inquire concerning various aspects of the information contained in the Confidential Memorandum.

     On March 30, 1999, a representative of Daniel Green Company wrote to a representative of Advest expressing Daniel Green's strong interest in entering into a merger with the Company or in acquiring all of the Company's stock in a cash acquisition. In connection with an acquisition, Daniel Green Company indicated that it would be in a position to support a value at a substantial premium to Company's then current trading price of $8.50 a share, contingent on financing, due diligence, negotiation of definitive agreements and approval of the Company's Board.

     On April 16, 1999, a representative of Daniel Green Company wrote to a representative of Advest expressing continued interest in acquiring Company and entering into discussions on specific terms including paying a price of $10.50 a share for a total consideration of $14,745,000.

     On April 23, 1999, representatives of Daniel Green Company met with representatives of the Company and Advest at Advest's offices in Boston, Massachusetts to discuss the Confidential Memorandum and other information concerning both Daniel Green Company and Company.

     On April 26, 1999, a representative of Daniel Green Company commenced due diligence investigation of the Company with the materials assembled at the Advest data room in Boston, Massachusetts.

     On April 29, 1999, Daniel Green Company wrote to a representative of Advest outlining terms of a proposed acquisition of Company to be structured as a cash merger. The consideration to be paid was $14,745,000 or $10.50 per share, contingent on financing, due diligence, negotiation of definitive agreements and approval by the Company's Board. Accompanying the letter was a letter from Daniel Green Company's bank proposing to finance the acquisition on terms set forth therein.

     On May 5, 1999, a representative of Daniel Green Company telephoned a representative of Advest to inquire concerning Daniel Green Company's proposal. The Advest representative indicated that the Company was unwilling to engage in formal negotiations at the $10.50 per share valuation of the Company proposed by Daniel Green.

     Throughout May 1999, the Company and Daniel Green continued to discuss a possible merger.

     On June 7, 1999, a representative of Advest wrote to a representative of Daniel Green Company in response to Daniel Green Company's letter of April 29th. The letter outlined terms which would be acceptable including aggregate consideration of $15,798,250 in cash (or $11.25 per share) plus between 600,000 and 700,000 shares of Daniel Green Company's Common Stock, registered and unrestricted.

     On June 8, 1999, a representative of the Daniel Green Company telephoned a representative of Advest and suggested a face-to-face meeting with principals of each company.

     On June 14, 1999, representatives of Daniel Green Company and the Company met in Rochester, New York and discussed a revised proposal wherein the consideration would be $11.50 per share in cash, with an earn-out of $.50 per share if the Company met certain performance criteria for the fiscal year ending November 26, 1999. Among the other terms discussed was a termination fee of $1.5 million dollars and a commitment on the part of the Company not to solicit other bidders.

     On June 17, 1999, counsel for Daniel Green Company contacted counsel for the Company and requested that the terms discussed at the June 14th meeting be included in a binding letter of intent that required the Company to negotiate exclusively with Daniel Green Company, provided for a financing contingency in favor of Daniel Green Company and required a termination fee of $1.5 million payable to Daniel Green Company in the event the parties did not reach a definitive agreement.

     On June 18, 1999, counsel for the Company telephoned counsel for Daniel Green Company and indicated that the Company was unwilling to proceed with negotiations unless both the financing contingency and earn-out provisions were deleted. The Company's counsel further advised that the Company would not consider signing a binding letter of intent with a termination fee.

     Throughout the remainder of June 1999, counsel for Daniel Green Company and counsel for the Company held discussions in an attempt to resolve outstanding issues between the parties.

     On July 7, 1999, in response to Daniel Green Company's request, counsel for the Company prepared and sent a draft Merger Agreement to counsel for Daniel Green Company containing alternative proposals for a transaction that the Company could support, subject to Board and stockholder approval.

     Throughout the remainder of July 1999, the parties continued to try to resolve the outstanding issues.

     During the week of August 2, 1999, the chairman of Daniel Green Company telephoned the Company's Chairman of the Board to discuss the financing contingency and the Company's reluctance to accept it. The Chairman of Daniel Green Company then suggested that Parent, which owns 35.1% of the stock of Daniel Green Company and of which he is President and Chief Executive Officer, would be willing to purchase the shares of Company stock owned by the Company's Chairman, his sister and their children, comprising 53.33% of the Company's stock.

     The next day the attorney for Company telephoned the attorney for Daniel Green Company and indicated that the Parent's offer would have to be for all of Company's stock.

     Thereafter, Parent's President telephoned Company's principal stockholder to indicate that Parent would be willing to make a cash tender offer for all of the outstanding stock of Company if Daniel Green Company could not satisfy the Company's concerns with regard to financing.

     On August 17, 1999, representatives of Daniel Green Company and Parent met in Boston, Massachusetts with representatives of Company and their respective counsel to discuss how Daniel Green Company would finance a proposed tender offer and merger with its bank commitment and support from Parent.

     On August 24, 1999 Daniel Green Company submitted to Company an expression of interest to acquire all of the issued and outstanding shares of Company Common Stock at $11.75 through a cash tender offer by a Daniel Green Company subsidiary, and a second stage merger on terms specified. A copy of the financing commitment from Daniel Green Company's bank, as requested by Company's attorneys was not yet available, but a copy of a standby financing commitment from Parent was submitted along with a copy of current financial statements of Parent.

     On August 26, 1999 the attorneys for the Company advised Daniel Green Company's attorney that certain aspects of Daniel Green's proposal were unacceptable. In the meantime, President of Parent continued negotiations with Daniel Green Company's bank concerning the support which the Bank required from Parent to give the Bank's commitment to finance the Offer and the refinancing thereafter.

     On August 31, 1999 Parent determined that it was unwilling to meet the demands of Daniel Green Company's bank and would itself make a cash tender offer for Company's shares.

     On September 1, 1999, the Chairman of the Daniel Green Company board of directors, informed the board of Parent's decision. The board, with the Chairman abstaining, made a determination that without the financial support of Parent it would be unable to pursue the acquisition of the Company.

     On September 2, 1999 Parent informed the Company that Daniel Green Company would no longer pursue the acquisition of the Company, and Parent sent its expression of interest to make a cash tender offer at $11.75 per share, without any financing contingency.

     The Board of Directors of the Company met on September 7, 1999 to consider Parent's expression of interest and directed its officers to proceed to negotiate terms and definitive agreements.

     From September 8, 1999 through October 6, 1999 the parties negotiated the terms of the Merger Agreement.

     On October 1, 1999, Company's counsel notified Parent's counsel that Company's Board met earlier that day and had authorized Company's counsel to request that Parent increase its Offer price above $12 per share.

     On October 3, 1999, Parent's counsel telephoned Company's counsel and advised that Parent was unwilling to raise its Offer price above $11.75 per share. Counsel for both sides then negotiated open issues with respect to the Merger Agreement.

     The Board of the Company approved the Offer and the Merger on October 6, 1999. The definitive agreements were signed by representatives of Parent and the Company on October 6, 1999.

     The proposed transaction was publicly announced by the Company on the morning of October 7, 1999.

     The Offer was extended by Parent or Purchaser to midnight on November 16, 1999 at which time 1,135,265 shares had been tendered representing approximately 81.8% of the shares issued and outstanding. Thus, the Minimum Condition was met.

     On November 17, 1999 the Purchaser announced that it had successfully completed the Offer.

     On November 23, 1999 checks were mailed to all tendering Stockholders.

     On November 23, 1999, following consummation of the Offer, pursuant to the Merger Agreement, Francis J. Guthrie, James L. Moody, Jr. and John I. Riddle resigned as directors of the Company. James R. Riedman, John R. Riedman and Kathy Griswold were appointed to the Company Board to fill the vacancies. Biographical data for Messrs. Riedman and Ms. Griswold are set forth in Annex 5 hereto. Irving Kagan and Gerald Rudman each remain as a director of the Company.

RECOMMENDATION OF THE COMPANY BOARD

     As described under "Background of the Offer and the Merger" above, the Company Board, as constituted prior to November 23, 1999 when Purchaser's designees were appointed and assumed control, unanimously approved the Merger Agreement and determined that the terms of the Offer and the Merger are fair, adequate and in the best interests of the Company and its stockholders. Accordingly, the Company Board unanimously recommended that the stockholders of the Company accept the Offer and tender their shares pursuant thereto and the Company Board unanimously recommended that the Company's stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its conclusions and recommendations, the Company Board considered a number of factors including, without limitation:

          (i) The presentation to the Board, and the written opinion of Advest that, based upon and subject to the assumptions and qualifications stated therein, the consideration to be received by stockholders of the Company pursuant to the Offer and Merger Agreement was fair from a financial point of view. A copy of the written opinion is set forth in Annex 2 hereto and is incorporated herein by reference. Stockholders are urged to read such opinion carefully and in its entirety.

          (ii) Current market conditions, the relationship between the consideration to be received by stockholders in the Offer and the Merger on the one hand and the historical and recent market prices of the shares on the other hand, and the fact that the market for the shares was very illiquid, thus restricting the ability to sell shares at current market prices.

          (iii) The Company's business, the strategic direction of the Company's business, the relationship of the Offer Consideration to historical and projected earnings, acquisition transactions involving comparable companies and the lack of other possible transactions that might provide greater value to stockholders, and the risks associated with remaining an independent company and engaging a qualified chief executive officer to replace Mr. Kagan, who has been acting as chief executive officer of the Company since its prior chief executive officer's untimely demise.

          (iv) The terms and conditions of the transactions contemplated by the Merger Agreement, as reviewed by and discussed with the Company's management, legal counsel and financial advisors and the fact that the terms of the Merger Agreement were determined through arm's-length negotiations between the Company's Board and its legal and financial advisors, on the one hand, and representatives of Parent and Purchaser, on the other.

          (v) The fact that the terms of the Merger Agreement allow the Company Board, if required by fiduciary duties, to withdraw its recommendation of the Merger and to accept an alternative acquisition proposal, upon payment of a negotiated breakup fee and reimbursement of expenses.

          (vi) The Company's right to exercise its fiduciary duties, subject to certain conditions under the Merger Agreement, in order to respond to requests for nonpublic information and to participate in substantive discussions with any person making an Acquisition Proposal as defined in the Merger Agreement.

          (vii) The fact that Parent and Purchaser's obligations under the Offer were not subject to any financing contingency, and the requirement of Parent and Purchaser to place the entire Offer Consideration in cash into escrow prior to commencement of the Offer.

          (viii) The fact that Parent and Purchaser could not consummate the Offer unless the Minimum Condition was satisfied, which required a majority of the shares held by stockholders other than the Company's Chairman and his family be tendered and not withdrawn in the Offer.

          (ix) The fact that the Company Board could waive the Minimum
     Condition.

          (x) The availability of stockholders to seek "fair price" for their shares as a result of the Offer in accordance with Section 910 of the Maine Law and the availability of dissenters' rights in the Merger in accordance with Section 909 of Maine Law.

          (xi) The reasons for not undertaking a formal public "auction" or other similar public process, including the potential disruption to the Company's business, management and employees if an auction were pursued.

     The Company's Board did not assign relative weight to the above factors or determine that any factor was of particular importance. Rather, the Board viewed this position and its recommendations as being based on the totality of the information presented to it and considered by it.

OPINION OF ADVEST, INC., FINANCIAL ADVISOR

     The Company Board retained Advest to act as its financial advisor and to render an opinion to the Board as to the fairness from a financial point of view of the consideration to be received by stockholders of the Company in the Offer and the Merger. On October 6, 1999, Advest delivered the fairness opinion to the Board, which was later confirmed in writing, to the effect that, as of such date, the consideration to be received by stockholders in the Offer and the Merger was fair, from a financial point of view, to the stockholders of the Company. The fairness opinion contains certain important qualifications and a description of assumptions made, matters considered, areas of reliance on other and limitations on the review undertaken by Advest, and is incorporated herein in its entirety. See Annex 2.

PURPOSE OF THE MERGER

     The purpose of the Merger is to enable Parent, through the Purchaser, to acquire the remaining equity interest in the Company not currently owned by the Purchaser. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Merger is the second and final step in the acquisition of the Company by Parent. The Offer was the first step which resulted in the Purchaser owning approximately 81.8% of the outstanding shares.

     The acquisition of the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of shares pursuant to the Offer increased the likelihood that the Merger will be consummated.

CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     As a result of the Merger, Parent will own directly the entire equity interest in the Company. Therefore, following the Merger, present holders of shares will no longer have an equity interest in the Company and will no longer share in future earnings and potential growth of the Company, if any. Instead, each holder of shares immediately prior to the Effective Time (other than Parent, the Purchaser, any other subsidiary of Parent, the Company or wholly-owned subsidiary of the Company, and other than holders who have properly exercised dissenters' rights or demanding stockholders' rights) will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement.

     Upon completion of the Merger, the shares will no longer be listed on the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The deregistration of the shares under the Exchange Act will result in the suspension of the Company's obligation to file reports pursuant to Section 15(d) thereunder.

PLANS FOR THE COMPANY

     Upon the consummation of the Merger, the separate existence of the Purchaser will cease and the Company will continue its existence as the Surviving Corporation. The Surviving Corporation will possess all the rights, privileges, immunities, powers, liabilities and duties of the Company. It is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company after the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential.

     Parent also intends to explore with Daniel Green Company whether and on what terms a combination of that entity with the Company is feasible. Parent owns approximately 35.1% of the outstanding Common Stock of Daniel Green, a publicly owned company trading on the NASDAQ Small Cap Market, engaged in the manufacture and sale of women's slippers and leisure footwear. In any such investigation and/or negotiation, James R. Riedman, President of Parent and Chairman and CEO of Daniel Green Company, would recuse himself from deliberations of the Daniel Green Company Board.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain existing and former members of the Company's management and the Company Board have certain interests in the Merger that are different from, or in addition to, the interests of the Company's Stockholders generally. The Company Board took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     Company Stock Options. In accordance with the Merger Agreement, the Company took appropriate actions so that all outstanding employee stock options of the Company (individually, an "Option" and collectively, the "Options") issued pursuant to the Company's 1991 Stock Option Plan have been cancelled in exchange for a sum equal to the difference between $11.75 per share and the exercise price per share of such options.

     Severance Agreements. Agreements between the Company and three vice presidents and a key employee provide that on the event within one year after a change of control of the Company, the employee's employment with the Company terminates for any reason, either voluntarily or involuntarily (except certain instances), the Company will pay the employee an amount equal to his salary (less amounts paid during the period following the change of control).

     Indemnification and Insurance. Parent has agreed for a period of five (5) years, from and after the consummation of the Offer, to cause the Surviving Corporation to indemnify, defend and hold harmless (and to cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law if an appropriate undertaking is given to the Surviving Corporation by the indemnified party) any person who is now, or has been at any time prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent provided in the Company's Articles of Incorporation or By-laws in effect at the date of the Merger Agreement, subject to limitations imposed by applicable law.

     In addition, for a period of five (5) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect a policy of directors' and officers' liability insurance with reputable and financially sound carriers covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's policy, containing terms and conditions which are no less advantageous to the insured parties than currently provided by Company. However, Parent shall not be obligated to cause the Surviving Corporation to make annual premium payments for such insurance in excess of 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such amount, the

"Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause the Surviving Corporation to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. In addition, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this paragraph, does not exceed the Maximum Premium.

     The Tender Agreements. The following is a summary of the Tender Agreements executed by the Principal Stockholders of the Company, being the Chairman of the Company Board, his sister and certain family members. Such summary is qualified in its entirety by reference to the Tender Agreements.

     Pursuant to the Tender Agreements and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Principal Stockholders, who collectively held 740,321.5 shares of Company Common Stock, representing approximately 53.33% of the total issued and outstanding shares of Company Common Stock on the date of the Tender Agreements, agreed to tender or cause the record owner thereof to tender all their shares pursuant to the Offer and not to withdraw any shares tendered in the Offer.

     Parent and Purchaser agreed (a) not to decrease the price to be paid to the Company's stockholders in the Offer or the Merger below $11.75 per share, and that (b) on the date that the shares are accepted for payment and purchased by Purchaser pursuant to the Offer, Purchaser or Parent, as the case may be, would make, or cause to be made by the paying agent, to each Principal Stockholder the purchase price for all its shares that are tendered by it and accepted for payment and purchased by Purchaser to such account as is designated by such Principal Stockholder in a letter of transmittal which accompanies the tender of the shares.

     Each Principal Stockholder agreed not to enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements described in the Principal Stockholders' respective Tender Agreements.

     Except as provided above, until the termination of his Tender Agreement, each Principal Stockholder agreed not to, directly or indirectly, (i) transfer to any entity any or all of its shares held by it; or (ii) grant any proxies or powers of attorney, deposit any of its shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such shares.

     Each Principal Stockholder also agreed, solely in its capacity as a stockholder of the Company, that he or she would not, and would cause its agents or representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal. In addition, the Principal Stockholders would promptly inform Parent of the terms of any proposal, discussion, negotiation or inquiry (and would disclose any written materials received by them in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry, which the Principal Stockholders might receive in respect of any Acquisition Proposal. Any action taken by the Company or any member of the Board in his or its capacity as such in accordance with his fiduciary duties under applicable law would be deemed not to violate this undertaking in the Tender Agreement.

     The Tender Agreements, and all rights and obligations of the parties thereunder, would terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms.

     See also "Principal Stockholders and Share Ownership of Management."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for shares pursuant to the Merger will be a taxable transaction to the stockholders of the Company for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a stockholder sells shares pursuant to the Merger or pursuant to effective exercise of dissenters' rights or demanding stockholders' rights under Section 909 or 910, respectively, of the Maine Law.

     A stockholder who receives cash in exchange for shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between such stockholder's tax basis in such shares and the amount of cash received in exchange therefor.

     Gain or loss will be capital gain or loss if the shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if the shares were held by the stockholder for more than 12 months. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations. Certain limitations apply to the use of capital losses.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

     The federal income tax discussion set forth above is included for general information only and is based upon Purchaser's understanding of present law. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS AND CHANGES IN SUCH TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting. Representatives of BDO Seidman LLP, the Company's principal accountants until November 23, 1999 are not expected to be present at the Special Meeting.

REGULATORY AND OTHER APPROVALS

     Except as described above and except for the filing of Articles of Merger with the Maine Secretary of State to effectuate the Merger, there are no other federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     Set forth below is selected consolidated financial data with respect to the Company excerpted or derived in part from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended November 27, 1998, and from the preliminary unaudited financial statements of the Company for the fiscal year ended November 26, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             PENOBSCOT SHOE COMPANY

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FISCAL YEAR ENDED
                                          ------------------------------------------------------------
                                          NOVEMBER 26,    NOVEMBER 27,    NOVEMBER 27,    NOVEMBER 29,
                                              1998            1998            1997            1996
                                          ------------    ------------    ------------    ------------
                                          (UNAUDITED)
SUMMARY OF EARNINGS DATA:
Net sales...............................  $21,665,000       $19,607         $14,826         $15,429
Operating income........................    2,718,000         2,075             379             904
Net income..............................  $ 1,886,000       $ 1,486             444         $   857
Basic earnings per common share.........  $      1.36       $  1.08         $   .32         $   .59
Diluted earnings per common share
  outstanding...........................  $      1.36       $  1.07         $   .32         $   .58
Weighted average common shares
  outstanding...........................    1,388,291         1,377           1,391           1,459
Weighted average common shares
  outstanding, assuming dilution........    1,388,291         1,389           1,404           1,469

                                                               FISCAL YEAR ENDED
                                          ------------------------------------------------------------
                                          NOVEMBER 26,    NOVEMBER 27,    NOVEMBER 27,    NOVEMBER 29,
                                              1998            1998            1997            1996
                                          ------------    ------------    ------------    ------------
                                          (UNAUDITED)
BALANCE SHEET DATA:
Total assets............................    $15,743         $15,393         $12,571         $11,836
Total current liabilities...............      1,992           3,365           1,778           1,243
Total liabilities.......................      2,160           3,533           1,887           1,342
Total stockholders' equity..............     13,583          11,860          10,684          10,494

            CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     The Purchaser is a newly incorporated Maine corporation and a wholly-owned subsidiary of Parent organized in connection with the Offer and the Merger that to date has not conducted any business other than in connection with its formation, the Offer and the Merger. The principal executive offices of the Purchaser are located at 45 East Avenue, Rochester, New York 14604. The Purchaser's telephone number is (716) 232-4424.

     Parent is a New York corporation with its principal executive offices located at 45 East Avenue, Rochester, New York 14604. Parent's telephone number is (716) 232-4424.

     Upon commencement of the Offer, Parent and Purchaser deposited with Manufacturers and Traders Trust Company $16,312,419 in escrow to pay the full Offer Price ($11.75 per share) for all of the Company's issued and outstanding shares (1,388,290). $13,339,363 was withdrawn from escrow to pay for the 1,135,265 shares tendered in the Offer and $2,973,044 remains in escrow to pay the Merger Consideration ($11.75 per share x 253,025 shares which were not tendered). Accordingly, no financial information is required of Parent and Purchaser.

                              THE MERGER AGREEMENT

     The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Annex 1. The summary is not a complete description of the terms and conditions of the Merger Agreement and the summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in no event later than five business days after the public announcement of the execution of the Merger Agreement). Purchaser commenced the Offer in accordance with the terms of the Merger Agreement.

     Subject to the terms of the Merger Agreement and subject to the prior satisfaction or waiver of the conditions of the Offer (including, without limitation, the Minimum Condition), the Merger Agreement requires Purchaser to accept for payment and pay for, all shares validly tendered and not withdrawn. The obligation of Purchaser to accept for payment and pay for shares validly tendered and not withdrawn prior to the expiration of the Offer is subject to the satisfaction of the Minimum Condition (that 80% or more of the outstanding shares shall be tendered) and certain other conditions that are described in "Certain Conditions of the Offer" hereof. Purchaser and Parent have agreed that Purchaser will not amend or waive the Minimum Condition to be less than 80% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock and will not decrease the Offer Price, change the form of consideration to be paid, decrease the number of shares sought, amend the conditions to the Offer or impose conditions to the Offer in addition to those set forth in "Certain Conditions of the Offer" hereof without the prior written consent of the Company.

     Extension of the Offer. Purchaser is entitled to extend the Offer (and defer the Expiration Date) for a period of up to 90 days from commencement of the Offer, in one or more periods of not more than 10 business days each, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived ("Extension A"). [The Minimum Condition was not satisfied by November 9, 1999, the original Expiration Date. Purchaser extended it to November 16, 1999 by which date the Minimum Condition was satisfied.]

     Board Representation; Directors. The Merger Agreement provides that so long as it is in effect, the Company will not cause or permit the size of the Board to be expanded to more than five directors. The Merger Agreement also provides that, promptly upon the purchase of and payment for shares by Parent or any of its subsidiaries if the Minimum Condition has been met, Parent will be entitled to designate three directors for election to the Company's five member Board. The Company will, upon request of and as specified by Purchaser or Parent, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Board, of each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement). Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that after satisfaction of Minimum Condition and subsequent to the purchase of and payment for shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board.

     From and after the time, if any, that Parent's designees constitute a majority of the Board, until the Effective Time the unanimous vote of the entire Board is required for the Company to: (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations of Parent or Purchaser thereunder, or (iii) waive any condition or any of the Company's obligations, rights or remedies thereunder.

     The Merger. Following consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Maine Law, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the successor or surviving corporation (the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. The Merger will become effective at such time as duly prepared articles of merger are filed with the Secretary of State of the State of Maine in accordance with Maine Law or such other time as is agreed upon by the parties and specified in the articles of merger (the "Effective Time").

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time (other than the Chief Executive Officer) will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Articles of Incorporation and the By-Laws of the Purchaser will be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

     Conversion of Securities. Pursuant to the Merger Agreement, at the Effective Time, each share of Common Stock, par value $.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of Common Stock, par value $1.00 per share, of the Surviving Corporation. All shares that are owned by the Company as treasury stock will be canceled and retired and cease to exist without payment of any consideration therefor. In addition, each share issued and outstanding immediately prior to the Effective Time (other than shares of Demanding Common Stock (as defined below), and Dissenting Common Stock (as defined below) and shares held by Parent or any of its wholly owned subsidiaries, including Purchaser)) will be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such shares. All such shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate evidencing such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon its surrender.

     Notwithstanding the above, neither Demanding Shares nor Dissenting Shares will be converted into the right to receive the Merger Consideration, but instead, holders of Demanding Shares or Dissenting Shares will be entitled only to the rights granted by the provisions of Sections 910 or 909, respectively, of Maine Law, which entitles stockholders exercising their rights thereunder to receive a judicial determination of the fair value of their shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Such judicially determined fair value could be more or less than the Merger Consideration.

     Stock Options. As of the Effective Time, each person who holds an outstanding employee stock option to purchase shares (an "Option") granted under the Company's 1991 Stock Option Plan (the "Option Plan"), will be entitled to receive the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of shares subject thereto (such payment, if any, to be net of applicable withholding taxes) (the "Option Price"). Prior to the consummation of the Offer, the holders of such Options may either (i) exercise their Options and tender the shares issued in connection therewith or (ii) transfer their Options to Purchaser in consideration for an amount equal to the Option Price for their Options. Effective upon the Company's execution of the Merger Agreement, the Company may not make any further grants under the Option Plan. As of the Effective Time the Option Plan will terminate and all rights and obligations of the Company and the holder of any Option under any provision of the Option Plan, any agreement entered into thereunder or any other plan, program or arrangement providing for the issuance of grant of any other interest in respect of the capital stock of the Company shall be canceled. The Company will take all action necessary to ensure that, after the time of the consummation of the Merger, no person shall have any right under the Option Plan or any other plan, program or arrangement with respect to equity securities of the Company.

     Stockholders' Approval. Pursuant to the Merger Agreement, if required by applicable law to consummate the Merger, the Company will (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of shares by Purchaser pursuant to the Offer for the purposes of considering and taking action upon the Merger Agreement; (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders; (iii) use its reasonable best efforts to obtain the necessary stockholder approval of the Merger and Merger Agreement; and (iv) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Parent shall vote, or cause to be voted, all the shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations and warranties by the Company with respect to organization; capitalization; authorization relative to the Merger Agreement; validity of the Merger Agreement; consents, approvals and violations; SEC reports and financial statements; no undisclosed liabilities; absence of certain changes; employee benefit matters; litigation; no defaults under certain contracts and compliance with applicable laws; taxes; property; environmental matters; intellectual property; material contracts; labor matters; restrictions on business activities; year 2000 compliance; vote required with regard to the Merger; brokers; opinion of financial advisor and certain other matters.

     Conduct of Business Pending the Merger. Under the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement and continuing until such time as the Purchaser's designees constitute a majority of the members of the Board, unless as contemplated by the Merger Agreement or Parent otherwise agrees in writing, the business of the Company will be conducted only in the ordinary and usual course of business consistent with past practices subject to certain additional restrictions and requirements.

     Confidentiality Agreement. Unless otherwise required by law, Parent has agreed to hold any information furnished to it by the Company which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent dated as of September 21, 1999 (the "Confidentiality Agreement").

     No Solicitation. The Company has agreed that it will not, and will use its best efforts to cause its respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company not to, (i) initiate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), (ii) except as described below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company is also required to promptly request each person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information furnished to such person by or on behalf of the Company. The Company is further required to, and to cause its directors, officers, employees and financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with persons or entities being conducted with respect to any Acquisition Proposal.

     The Company, the Board and the Company's officers, employees, accountants, consultants, counsel, financing sources and other representatives (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if the Board determines in good faith upon the advice of its independent legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with its fiduciary duties under applicable law, and (ii) will be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, provided that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender or exchange offer unless the Board of the Directors of the Company determines in good faith judgment, upon the advice of its independent legal counsel, that failing to take such action would be inconsistent with the Board's fiduciary duties under applicable law.

     Any non-public information furnished to a Potential Acquiror shall be furnished pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement. In the event that the Company determines to provide any information as described above, or receives any Acquisition Proposal, it will promptly inform Parent in writing as to the fact that information is to be provided and will furnish to Parent the identity of the recipient of such information or the Potential Acquiror and the terms of such Acquisition Proposal. The Company is required to promptly provide to Parent any non-public information concerning the Company provided to any other person which has not been previously provided to Parent.

     The Board may not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal; notwithstanding the foregoing, the Board may withdraw or modify or propose to withdraw or modify its recommendation of the Merger Agreement, the Offer or the Merger recommend or propose to recommend an Acquisition Proposal or terminate the Merger Agreement pursuant to
Section 7.1(e) of the Merger Agreement and thereafter enter into an agreement in connection with such Acquisition Proposal if, in each case, the Board determines in good faith, upon the advice of its independent legal counsel, that it would be inconsistent not to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will provide at least five business days advance notice to Parent to the effect that it is taking such action.

     "Acquisition Proposal" means any bona fide offer or proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership of all or a material portion of the assets of, or any material equity interest in, the Company pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company (other than the transactions contemplated by the Merger Agreement).

     Directors' and Officers' Insurance and Indemnification. Parent has agreed for a period of five (5) years, from and after the consummation of the Offer, to cause the Surviving Corporation to indemnify, defend and hold harmless (and to cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law if an appropriate undertaking is given to the Surviving Corporation by the indemnified party) any person who is now, or has been at any time prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent provided in the Company's Articles of Incorporation or By-laws in effect at the date of the Merger Agreement, subject to limitations imposed by applicable law.

     In addition, for a period of five years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect a policy of directors' and officers' liability insurance with reputable and financially sound carriers covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's policy, containing terms and conditions which are no less advantageous to the insured parties than currently provided by Company. However, Parent shall not be obligated to cause the Surviving Corporation to make annual premium payments for such insurance in excess of 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause the Surviving Corporation to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. In addition, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this paragraph, does not exceed the Maximum Premium.

     Fees and Expenses. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     Employee Matters. Pursuant to the Merger Agreement, Purchaser will treat service with the Company prior to the Effective Time by each employee of the Company in the same manner as service with the Company is treated for eligibility and vesting purposes (and excluding benefit accrual purposes, including, without limitation, benefit service under any defined benefit pension plan) under any benefit plan of Company in which any such employee is eligible to participate following the Effective Time and which Purchaser elects in its sole discretion to continue or as Purchaser otherwise deems appropriate for any new benefits established by the Surviving Corporation for Company employees who become employed by the Surviving Corporation. However, Purchaser shall not be obligated to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

     Conditions to the Merger. The respective obligation of each party to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. The Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Company's Articles of Incorporation, in order to consummate the Merger;

          (b) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic governmental entity or authority of competent jurisdiction which prohibits the consummation of the Merger;

          (c) Consents. All foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated in the Merger Agreement will have been obtained and will be in effect at the Effective Time, except for such consents the failure of which to obtain would not have a material adverse effect on the Company;

          (d) Injunctions. There will be no order or injunction of a federal or state court or other governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

          (e) Purchase of Shares in Offer. Parent, Purchaser or their affiliates will have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer, except that Parent and Purchaser will not be entitled to rely on this condition if Purchaser has failed to purchase shares pursuant to the Offer in breach of its obligations under the Merger Agreement;

          (f) Proxy Statement. The Proxy Statement for the stockholders meeting at which the Merger will be considered by stockholders, if one is necessary, shall have been cleared by the Commission and shall not be the subject of any stop order; and

          (g) Performance of Obligations. Parent and Purchaser on the one hand, and Company on the other, shall have performed all obligations required of them under the Merger Agreement, unless the non-performance was actually known by the other at the time the shares were accepted for payment.

     Termination. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval, by:

          (a) The mutual consent of the Board of Directors of Parent, Purchaser and the Company;

          (b) Either of the Board of Directors of the Company, on the one hand, or the Board of Directors of Parent, on the other, if any governmental entity or court of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action (which order, decree, injunction, ruling or other action the parties to the Merger Agreement have used their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated in the Merger Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement has used all reasonable best efforts to challenge such order, decree, injunction or ruling;

          (c) The Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Purchaser or if any representation or warranty of Parent or Purchaser shall have become untrue that is not curable, or, if curable, is nor cured within ten (10) days after notice by Parent; (ii) Parent or Purchaser shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; (iii) there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements having a Parent Material Adverse Effect which is not cured within five (5) days after notice, provided that the Company is not in breach of its obligations under the Merger Agreement in any material respect;

          (d) Parent and Purchaser if (i) there shall have been a breach of any representations or warranties on the part of the Company of if any representation or warranty of Parent or Purchaser shall become untrue that is not curable or, if curable, is not cured within ten (10) days after notice by the Company; (ii) there shall have been a breach by the Company of one or more of its covenants or agreements having a Company Material Adverse Effect or materially adversely delaying the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger and the Company has not cured such breach within five (5) business days after notice by Parent or Purchaser thereof, provided that neither Parent nor Purchaser is not in breach of any of their respective obligations under the Merger Agreement in any material respect.

          (e) Parent and Purchaser or the Company if (i) the Company's Board of Directors shall withdraw, modify or change its recommendation of the Offer or the Merger in a manner adverse to Parent; (ii) Parent or Purchaser requests in writing that the Company's Board of Directors reconfirm its recommendation of this Agreement, the Offer and the Merger to the stockholders of the Company and the Company's Board fails to do so within five (5) days after its receipt of such request; (iii) the Company's Board of Directors shall have recommended an Acquisition Proposal to the Company's stockholders; or (iv) a tender or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company's Board of Directors recommends that the Company's stockholders tender their shares in such tender or exchange offer;

          (f) The Company, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by, Purchaser, the Minimum Condition has not been met or, Purchaser shall have failed to pay for shares pursuant to the Offer, provided the Company has not breached in any material respect its obligations under the Merger Agreement that in any manner shall have proximately contributed in any material respect to such failure; or

          (g) Parent and Purchaser, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by, Purchaser all conditions to Purchaser's obligation to accept for payment and pay for shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Purchaser terminates the Offer without purchasing shares pursuant to the Offer; provided, however, that this right to terminate the Merger Agreement shall not be available to Parent and Purchaser if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed in any material respect to the termination of the Offer.

     In the event of the termination of the Merger Agreement as provided above, the Merger Agreement will become null and void, and there will be no liability on the part of Parent or the Company, except (i) under the provisions of the Merger Agreement relating to the Confidentiality Agreement and the payment of the Termination Fee (as defined below) and (ii) nothing in the Merger Agreement will relieve any party of liability for fraud or willful breach of the Merger Agreement.

     Pursuant to the Merger Agreement, in the event that Company, Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (e) above, then the Company will simultaneously with or prior to such termination, pay to Parent by wire transfer of immediately available funds to an account designated by Parent an amount equal to $1.5 million (the "Termination Fee"). If the Company fails to promptly pay the Termination Fee, the Company will also pay Parent's reasonable out-of-pocket costs and expenses incurred in connection with litigation to obtain such payment. The Merger Agreement provides that payment of the Termination Fee does not derogate from any rights or remedies which Parent or Purchaser may possess under the Merger Agreement or applicable law, provided that the Termination Fee will be liquidated damages and the sole and exclusive remedy of Parent in the event that the Merger Agreement is terminated under circumstances which entitle Parent to payment of such fee.

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $17 million. The Purchaser obtained all funds needed for the Offer and the Merger through a capital contribution or loans from Parent. Parent obtained all such funds through borrowing under its existing credit facility with Fleet National Bank. $16,312,419 was drawn down under the facility and placed in an escrow account prior to commencement of the offer.

            PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of the Record Date, regarding beneficial ownership of shares by (a) all persons or entities known to the Company to be the beneficial owner of five percent or more of the shares;
(b) each executive officer of the Company named in the Summary Compensation Table set forth in the Company's Proxy Statement, dated March 10, 1999, relating to its 1999 Annual Meeting of Stockholders held on April 16, 1999 (as filed with the SEC); (c) each of the current directors of the Company; and (d) all of the current directors and current executive officers as a group. Except as otherwise noted, each of the persons listed has sole voting and investment power over the shares beneficially owned. According to information available to the Company as of the Record Date, all current executive officers of the

Company and all directors of the Company prior to the consummation of the Offer tendered their shares pursuant to the Offer.

                                          SHARES OWNED                       SHARES OWNED
NAME OF                                 BENEFICIALLY AND     PERCENT OF    BENEFICIALLY AND     PERCENT OF
BENEFICIAL OWNER                       OF RECORD 12/24/99      CLASS       OF RECORD 3/10/99      CLASS
----------------                       ------------------    ----------    -----------------    ----------
Riedman Corporation(1)...............      1,135,265            81.8%                 0             0
James R. Riedman(1)..................      1,135,265            81.8%                 0             0
John R. Riedman(1)...................      1,135,265            81.8%                 0             0
Kathy Griswold(1)....................      1,135,265            81.8%                 0             0
Joseph R. Nerges.....................        131,450             9.5%           131,450             9.5%
Mildred K. Striar(2).................              0             0              279,823            20.3%
Irving Kagan(2)(3)...................              0             0              465,498            30.8%
Gerald E. Rudman(3)..................              0             0                7,000             *
David L. Keane(4)....................              0             0                  500             *
William Hoskins(4)...................              0             0                5,000             *
Wilhelm Pfander(4)...................              0             0                6,000             *
Francis J. Guthrie(5)................              0             0                1,500             *
James L. Moody(5)....................              0             0                1,000             *
John I. Riddle(5)....................              0             0                1,000             *
All directors and officers as a group
  (8 persons 12/24/99)...............      1,135,265            81.8%
  (8 persons 3/10/99)................                                           476,498            34.6%

---------------
*   Less than 1%
(1) On November 23, 1999 PSC Acquisition Corp. ("Purchaser") purchased 1,235,265 shares of Company Common Stock in consummation of its tender offer, effecting a change in control. Purchaser is a wholly owned subsidiary of Riedman Corporation ("Parent"). In accordance with the Merger Agreement, the Company Board was reconstituted on that day (see footnote 5).

    James R. Riedman is Chairman, President and CEO of the Company, President and CEO of Purchaser and President of Parent. John R. Riedman is a director of the Company and Chairman of Purchaser and Parent. Kathy Griswold is a director of the Company and Purchaser. James R. Riedman and Kathy Griswold are children of John R. Riedman.

(2) Mrs. Striar is a sister of Irving Kagan and with Irving Kagan and certain family members entered into Tender Agreements with Purchaser and Parent. See "The Merger -- Interests of Certain Persons in the Merger.

(3) Irving Kagan was Chairman and CEO prior to the change of control and is a director after the change. Gerald E. Rudman was and continues to be a director and Clerk of the Company.

(4) David L. Keane was and continues to be Executive Vice President of Finance and Administration and Treasurer. William Hoskins was and continues to be Vice President of Sales. Wilhelm Pfander was and continues to be Vice President of Manufacturing and Product Development.

(5) Messrs. Guthrie, Moody and Riddle were directors until their resignation on November 23, 1999 pursuant to the Merger Agreement which allowed Purchaser to designate three persons for election to the Company Board. James and John Riedman and Kathy Griswold were those designees. The Company Board remains comprised of five directors as it was prior to the change of control.

     Information concerning the three persons designated by Purchaser and elected to the Company Board on November 23, 1999 is set forth below. Each person is a citizen of the United States of America whose current business address is 45 East Avenue, Rochester, New York 14604.

     JAMES R. RIEDMAN. Mr. Riedman, age 40, is President and Chief Executive Officer of Riedman Corporation, a privately owned general insurance agency with principal office at 45 East Avenue, Rochester, New York 14604. Mr. Riedman is also Chairman and Chief Executive Officer of Daniel Green Company, a manufacturer and distributor of shoes with principal office at One Main Street, Dolgeville, New York 13329. Riedman Corporation owns 35.1% of the stock of Daniel Green Company, and James R. Riedman has been Chairman and CEO of that company since June, 1996.

     JOHN R. RIEDMAN. Mr. Riedman, age 70, founded Riedman Corporation in 1956 and is Chairman of the Board of Directors.

     KATHY GRISWOLD, age 43, is financial consultant. Until June 1999 and during the past five years, she was Pension Fund Manager for Southern New England Telephone. Ms. Griswold is a Certified Financial Analyst.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The Tender Offer Statement and Schedule 14D-1, as amended, filed by Parent and the Purchaser, dated October 12, 1999, in connection with the Offer and the Schedule 14D-9 filed by the Company, dated the same day, in connection with the Offer, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, D.C. 20006.

     In addition, the Commission maintains a Web site that includes reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended November 27, 1998.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended February 26, 1999, May 28, 1999 and August 27, 1999.

          3. The Company's Current Report on Form 8-K, dated November 23, 1999.

     All other documents and reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference in this Information Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     This Information Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Information Statement is delivered, upon the written or oral request of such person. Requests should be directed to Penobscot Shoe Company, 450 North Main Street, Bangor, Maine 04468, Attention: David Keane, telephone number (207-827-4431).

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            PENOBSCOT SHOE COMPANY,

                           PSC ACQUISITION CORP. AND

                              RIEDMAN CORPORATION

                          DATED AS OF OCTOBER 6, 1999

                               TABLE OF CONTENTS

                                    ARTICLE I
                              THE OFFER AND MERGER
Section 1.1    The Offer...................................................   I-1
Section 1.2    Company Actions.............................................   I-3
Section 1.3    Directors...................................................   I-4
Section 1.4    The Merger..................................................   I-5
Section 1.5    Effective Time..............................................   I-5
Section 1.6    Closing.....................................................   I-5
Section 1.7    Directors and Officers of the Surviving Corporation.........   I-6
Section 1.8    Merger Without Meeting of Stockholders......................   I-6
Section 1.9    Stockholders' Meeting.......................................   I-6

                                   ARTICLE II
                            CONVERSION OF SECURITIES
Section 2.1    Conversion of Capital Stock.................................   I-6
Section 2.2    Exchange of Certificates....................................   I-7
Section 2.3    Demanding Shares/Dissenting Shares..........................   I-8
Section 2.4    Termination of Company Option Plans and Options.............   I-9

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1    Organization................................................   I-9
Section 3.2    Capitalization..............................................  I-10
Section 3.3    Authorization; Validity of Agreement; Company Action........  I-11
Section 3.4    Consents and Approvals; No Violations.......................  I-11
Section 3.5    SEC Reports and Financial Statements........................  I-11
Section 3.6    No Undisclosed Liabilities..................................  I-12
Section 3.7    Absence of Certain Changes..................................  I-12
Section 3.8    Employee Benefit Plans; ERISA...............................  I-12
Section 3.9    Litigation..................................................  I-14
Section 3.10   No Default; Compliance with Applicable Laws.................  I-14
Section 3.11   Taxes.......................................................  I-15
Section 3.12   Property....................................................  I-16
Section 3.13   Environmental Matters.......................................  I-16
Section 3.14   Intellectual Property.......................................  I-17
Section 3.15   Material Contracts..........................................  I-17
Section 3.16   Labor Matters...............................................  I-18
Section 3.17   Restrictions on Business Activities.........................  I-18
Section 3.18   Year 2000 Compliance........................................  I-18
Section 3.19   Vote Required...............................................  I-19
Section 3.20   Brokers.....................................................  I-19
Section 3.21   Opinion of Financial Advisor................................  I-19
Section 3.22   Information in Proxy Statement; Schedule 14D-1..............  I-19
Section 3.23   Takeover Statutes...........................................  I-19

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Section 4.1    Organization................................................  I-19
Section 4.2    Authorization; Validity of Agreement; Necessary Action......  I-20
Section 4.3    Consents and Approvals; No Violations.......................  I-20

Section 4.4    Financing...................................................  I-20
               Information in Offer Documents; Proxy Statement; Schedule
Section 4.5    14D-9.......................................................  I-20
Section 4.6    Purchaser's Operations......................................  I-21
Section 4.7    Brokers or Finders..........................................  I-21
Section 4.8    Ownership of the Company....................................  I-21

                                    ARTICLE V
                                    COVENANTS
Section 5.1    Interim Operations of the Company...........................  I-21
Section 5.2    Access to Information.......................................  I-22
Section 5.3    Consents and Approvals......................................  I-23
Section 5.4    No Solicitation.............................................  I-23
Section 5.5    Publicity...................................................  I-24
Section 5.6    Notification of Certain Matters.............................  I-24
Section 5.7    Directors' and Officers' Insurance and Indemnification......  I-25
Section 5.8    Further Assurances..........................................  I-25
Section 5.9    Fees and Expenses...........................................  I-25
Section 5.10   Employee Matters............................................  I-26
Section 5.11   Takeover Statute............................................  I-26
Section 5.12   Solvency After the Closing..................................  I-26

                                   ARTICLE VI
                                   CONDITIONS
               Conditions to Each Party's Obligation To Effect the
Section 6.1    Merger......................................................  I-26
Section 6.2    Conditions to Obligation of Company to Effect Merger........  I-27
               Condition to Obligation of Parent and Purchaser to Effect
Section 6.3    Merger......................................................  I-27

                                   ARTICLE VII
                                   TERMINATION
Section 7.1    Termination.................................................  I-27
Section 7.2    Effect of Termination.......................................  I-28
Section 7.3    Payment of Non-Recommendation Termination Fee...............  I-28

                                  ARTICLE VIII
                                  MISCELLANEOUS
Section 8.1    Amendment and Modification..................................  I-29
Section 8.2    Non-Survival of Representations and Warranties..............  I-29
Section 8.3    Notices.....................................................  I-29
Section 8.4    Counterparts................................................  I-30
Section 8.5    Entire Agreement; Third-Party Beneficiaries.................  I-30
Section 8.6    Severability................................................  I-30
Section 8.7    Governing Law...............................................  I-30
Section 8.8    Jurisdiction................................................  I-30
Section 8.9    Assignment..................................................  I-31
Section 8.10   Waiver......................................................  I-31
Section 8.11   Headings....................................................  I-31
Section 8.12   Specific Performance........................................  I-31
               Obligations of Parent and the Company of Parent and the
Section 8.13   Company.....................................................  I-32
Section 8.14   Limitations on Warranties...................................  I-32
Section 8.15   Schedules...................................................  I-32
Section 8.16   Interpretation..............................................  I-32
Section 8.17   Execution...................................................  I-32

                           GLOSSARY OF DEFINED TERMS

     All capitalized terms used herein shall have the meanings given thereto in this Agreement. The following capitalized terms are defined in the Section set forth opposite such terms.

                                                                   SECTION OF
DEFINED TERM                                                      DEFINED TERM
------------                                                      ------------
Agreement...................................................              Preamble
Appointment Date............................................        Section 1.3(b)
Articles of Merger..........................................           Section 1.5
Benefit Plans...............................................        Section 3.8(a)
Certificates................................................        Section 2.2(a)
Claim.......................................................       Section 5.79(a)
Closing.....................................................           Section 1.6
Closing Date................................................           Section 1.6
Code........................................................        Section 2.2(d)
Company.....................................................              Preamble
Company Assets..............................................          Section 3.12
Company Common Stock........................................              Recitals
Company Material Adverse Effect.............................           Section 3.1
Company SEC Documents.......................................           Section 3.5
Confidentiality Agreement...................................        Section 5.2(b)
Continuing Directors........................................        Section 1.3(a)
Demanding Common Stock......................................           Section 2.3
Disclosure Schedule.........................................           Article III
Dissenting Common Stock.....................................           Section 2.3
ERISA.......................................................        Section 3.8(a)
ERISA Affiliate.............................................        Section 3.8(a)
Effective Time..............................................           Section 1.5
Environmental Laws..........................................    Section 3.13(b)(i)
Environmental Liabilities...................................  Section 3.13(b)(iii)
Environmental Permits.......................................   Section 3.13(b)(ii)
Exchange Act................................................        Section 1.1(a)
Expiration Date.............................................        Section 1.1(a)
Fee.........................................................        Section 7.3(a)
GAAP........................................................           Section 3.5
Governmental Entity.........................................           Section 3.4
Hazardous Substances........................................   Section 3.13(b)(iv)
IRS.........................................................        Section 3.8(b)
Indemnified Party...........................................        Section 5.7(a)
Insured Parties.............................................        Section 5.7(b)
Intellectual Property.......................................          Section 3.14
Knowledge...................................................        Section 3.8(e)
Liens.......................................................          Section 3.12
MBCA........................................................        Section 1.2(a)
Maine Secretary.............................................           Section 1.5
Majority Shareholders.......................................              Recitals
Material Contracts..........................................          Section 3.15
Maine Secretary.............................................           Section 1.5

                                                                   SECTION OF
DEFINED TERM                                                      DEFINED TERM
------------                                                      ------------
Material Contracts..........................................          Section 3.15
Maximum Premium.............................................        Section 5.7(b)
Merger......................................................           Section 1.4
Merger Consideration........................................        Section 2.1(c)
Minimum Condition...........................................        Section 1.1(a)
Most Recent Audited Balance Sheet...........................          Section 3.12
Multiemployer Plan..........................................        Section 3.8(d)
Offer.......................................................        Section 1.1(a)
Offer Documents.............................................        Section 1.1(d)
Offer Price.................................................        Section 1.1(a)
Offer to Purchase...........................................        Section 1.1(b)
Option Plan.................................................           Section 2.4
Options.....................................................           Section 2.4
Ordinary Course of Business.................................           Section 3.6
PBGC........................................................        Section 3.8(c)
Parent......................................................              Preamble
Paying Agent................................................        Section 1.1(e)
Payment Fund................................................        Section 1.1(e)
Permitted Liens.............................................          Section 3.12
Person......................................................        Section 2.2(a)
Potential Acquirer..........................................        Section 5.4(b)
Proxy Statement.............................................    Section 1.9(a)(ii)
Purchaser...................................................              Preamble
Purchaser Common Stock......................................           Section 2.1
Purchaser Material Adverse Effect...........................           Section 4.1
Real Property...............................................   Section 3.13(a)(ii)
Representatives.............................................        Section 5.2(a)
Schedule 14D-1..............................................        Section 1.1(d)
Schedule 14D-9..............................................        Section 1.2(b)
SEC.........................................................        Section 1.1(d)
Shares......................................................              Recitals
Significant Contracts.......................................          Section 3.10
Subsidiary..................................................        Section 3.1(a)
Superior Proposal...........................................        Section 5.4(f)
Surviving Corporation.......................................           Section 1.4
Tax Return..................................................       Section 3.11(h)
Taxes.......................................................       Section 3.11(h)
Tender Agreements...........................................              Recitals
Transactions................................................        Section 1.2(a)
Voting Debt.................................................        Section 3.2(a)
Year 2000 Compliant.........................................       Section 3.18(b)
1998 Financial Statements...................................           Section 3.5
1998 Form 10-K..............................................           Section 3.5

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1999 (this "Agreement"), by and among Riedman Corporation, a New York corporation ("Parent"), PSC Acquisition Corp., a Maine corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Penobscot Shoe Company, a Maine corporation (the "Company").

                                R E C I T A L S:

     WHEREAS, Parent and Purchaser have proposed acquiring all the outstanding common stock, par value $1.00 per share, of the Company, (the "Shares" or "Company Common Stock") at a price of $11.75 per Share in cash;

     WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

     WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, several of the stockholders (the "Majority Stockholders") holding in the aggregate approximately 53.33% of the outstanding shares of Company Common Stock concurrently herewith entering into Tender Agreements (the "Tender Agreements"), dated as of the date hereof, with Parent and Purchaser, pursuant to which, among other things, they are agreeing to tender all of their Shares in the Offer, all upon the terms and subject to the conditions set forth in the Tender Agreements; and

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Purchaser upon the terms and subject to the conditions set forth herein;

                              P R O V I S I O N S:

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     SECTION 1.1  The Offer.

     (a) Provided this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (but in no event later than five
(5) business days after the public announcement of the execution of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase for cash any and all shares of the issued and outstanding Company Common Stock at a price of $11.75 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer being referred to herein as the "Offer Price"), subject to the conditions set forth herein and in Annex A attached hereto. The Company shall not tender Shares held by it or by any of its Subsidiaries pursuant to the Offer and the Purchaser shall not be obligated to purchase any such Shares. The obligations of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, not less than eighty percent (80%) of the total issued and outstanding shares of Company Common Stock on the date hereof (the "Minimum Condition") (which on this date constitutes 1,110,633 Shares), and the other conditions set forth in Annex A attached hereto. Except as expressly provided in Sections 1.1(b) and (c), the Purchaser expressly reserves the right to waive any such condition, to increase the price payable in the Offer and to make any other changes in the terms and conditions of the Offer.

     (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A attached hereto. Unless previously approved by the Company in writing, no change may be made by Purchaser that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex A, (v) amends the conditions set forth in Annex A to broaden the scope of such conditions, (vi) extends the Offer except as provided in Section 1.1(c), or (vii) amends or waives the Minimum Condition.

     (c) Subject to the terms and conditions hereof, the initial expiration date of the Offer shall be twenty (20) business days after the commencement of the Offer (as extended in accordance herewith, the "Expiration Date"), subject to extension as provided in this Section 1.1(c). Notwithstanding anything herein to the contrary, Purchaser shall be entitled (i) to extend the Offer (and defer the Expiration Date) for a period ending no later than ninety (90) days after the commencement of the Offer in one or more periods of not more than ten (10) business days each, if at any scheduled Expiration Date, any condition to the Offer is not satisfied or waived by Purchaser; (ii) to extend the Offer (and defer the Expiration Date) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer; and (iii) to extend the Offer (and defer the Expiration Date) further for an additional period ending no more than one hundred fifty (150) days (in one or more periods of not more than ten (10) business days each) following an extension pursuant to clause (i) of this sentence, if at the Expiration Date, as deferred pursuant to clause (i) of this sentence, the condition to the Offer set forth in paragraph (b)(i) of Annex A has not been satisfied or waived or the condition to the Offer set forth in paragraph (b)(v) of Annex A has not been satisfied or waived; and (iv) at the Expiration Date, if all conditions to the Offer have been satisfied or waived by Purchaser, and for so long as less than ninety percent (90%) of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration
Date) for up to an additional ten (10) business days in the aggregate (in periods of no more than five (5) business days each). Subject to the terms and conditions of this Agreement, if any one or more of the conditions to the Offer set forth on Annex A (other than the Minimum Condition) are not satisfied or waived by Parent and Purchaser at the time of any scheduled Expiration Date, then, provided, that such conditions are and continue to be reasonably capable of being satisfied by December 31, 1999, Purchaser shall extend the Offer in such intervals of no less than five (5) business days each up until December 31, 1999. Any extension of the Offer in accordance herewith shall defer the Expiration Date until the latest date to which the Offer is so extended. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

     (d) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 shall include, as exhibits, the Offer to Purchase, a form of related letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser agree that they shall cause the Offer Documents to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent and Purchaser further agree that the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Purchaser further shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide in writing to the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     (e) Simultaneously with the execution of this Agreement, Parent shall designate a bank or trust company (the "Paying Agent") to make payments of the funds which holders of shares of Company Common Stock shall be entitled as payment for their Shares which are tendered and accepted by Purchaser or to which they otherwise become entitled to in connection with the Merger as provided herein. Such amount shall hereinafter be referred to as the "Payment Fund." The expenses of the Paying Agent may be paid from the Payment Fund only to the extent of any interest that accrues thereon and to the extent that such interest is insufficient to pay those expenses, the Parent shall pay such expenses. Simultaneously with the execution and delivery hereof, Parent shall take all steps necessary to deposit or cause the Purchaser to deposit with an escrow agent, in escrow for the benefit of the Company's stockholders, immediately available funds equal to the aggregate Offer Price for all Shares outstanding as of the date hereof, together with the aggregate amount payable to the holders of Options pursuant to Section 2.4. The escrow shall be established pursuant to an Escrow Agreement in the form of Exhibit A annexed hereto which shall be entered into by the escrow agent and the parties hereto at the time that the escrow is established. The Payment Fund shall not be used for any purpose that is not provided herein. The Paying Agent may invest, if so directed by Parent or Purchaser, the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or an agency or instrumentality thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or Purchaser on demand. In the event at the end of any calendar month after the Payment Fund is deposited with the Payment Agent, the Payment Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Payment Fund cash in an amount necessary so that the Payment Fund will be sufficient to satisfy all of the Purchaser's remaining obligations originally contemplated to be paid out of such Payment Fund.

     SECTION 1.2  Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that (i) its Board of Directors, at a meeting duly called and held on October 6, 1999, has, subject to the terms and conditions set forth herein, (A) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 611-A of the Maine Business Corporation Act (the "MBCA"); and (B) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger, provided that such recommendation may be withdrawn, modified or amended as provided in Section 5.4(d) hereof and (ii) the restrictions on "business combinations" contained in Section 611-A of the MBCA are inapplicable to the transactions contemplated by this Agreement and the Tender Agreements. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clause (i)(B) of the immediately preceding sentence, unless and until such recommendation is withdrawn or modified, in a manner adverse to Parent, in accordance with Section 5.4(d) hereof. The Company has been advised by each of its directors and executive officers that they intend to tender or cause to be tendered to the Purchaser pursuant to the Offer all Shares beneficially owned by them and to vote such Shares in favor of the approval and adoption of this Agreement and the Transactions.

     (b) Concurrently with the filing of the Schedule 14D-1, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (i)(B) of Section 1.2(a) hereof. The Company shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of Shares to the extent required by applicable federal securities laws. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Purchaser agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide in writing to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

     (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and to consummate the Merger, and subject to the requirements of applicable law, each of Parent and Purchaser and their agents shall hold in confidence until the Effective Time the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control or to destroy the same.

     SECTION 1.3  Directors.

     (a) So long as this Agreement is in effect, the Company shall not cause or permit the size of its Board of Directors to be expanded to more than five (5) directors. Promptly upon the purchase of and payment for Shares by Parent or Purchaser pursuant to the Offer, if the Minimum Condition has been met, Parent shall, upon request, be entitled to designate three (3) directors to the Company's Board of Directors. The Company shall, upon request of Purchaser or Parent, secure the resignations of such number of its incumbent directors as is necessary, consistent with the request of Purchaser or Parent, to enable Parent's designees to be so elected to the Company's Board of Directors, and shall take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors on each committee of the Board. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of its Board of Directors two (2) directors who are directors of the Company on the date hereof (the "Continuing Directors"); provided, however, that upon and after satisfaction of the Minimum Condition and subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. If a Continuing Director resigns from the Company's Board of Directors, Parent, Purchaser and the Company shall permit the remaining Continuing Director to appoint the resigning Director's successor who shall be deemed to be a Continuing Director. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or Purchaser, the Company shall include in the
Schedule 14D-9 (as an annex or otherwise) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors.

     (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors (the "Appointment Date"), the unanimous vote of the entire Board of Directors of the Company, including the Continuing Directors, is required for the Company to: (i) amend or terminate this Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or Purchaser hereunder except as otherwise specifically permitted herein, or (iii) waive any condition of the Company's obligations hereunder or any of the Company's rights or remedies hereunder.

     SECTION 1.4 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the MBCA, at the Effective Time, the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maine, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (y) the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such By-Laws. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.5 Effective Time. Subject to the terms and conditions set forth in this Agreement, Parent, Purchaser and the Company shall cause Articles of Merger (the "Articles of Merger") be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Maine (the "Maine Secretary") as provided in
Section 903 of the MBCA (or, if permitted, Section 904 of the MBCA). The Merger shall become effective on the date and at the time on which the Articles of Merger have been duly filed with the Maine Secretary or on such other date and at such other time as the parties hereto may agree and as may be set forth in the Articles of Merger (such time being the "Effective Time").

     SECTION 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third (3rd) business day after satisfaction or waiver of all the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Woods, Oviatt, Gilman, Sturman & Clarke LLP, Rochester, New York, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.7 Directors and Officers of the Surviving Corporation. The directors and Chief Executive Officer of Purchaser and the officers of the Company (other than the Chief Executive Officer) immediately prior to the Effective Time shall, from and after the Effective Time, be the directors, Chief Executive Officer and other officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     SECTION 1.8  Stockholders' Meeting.  Notwithstanding Section 1.9 hereof:

     (a) Following consummation of the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and By-Laws:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

          (iii) subject to Section 5.4(d), include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

     SECTION 1.9 Merger Without Meeting of Stockholders. Notwithstanding the foregoing, in the event that Parent or Purchaser shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock pursuant to the Offer, each of the parties hereto agree to cooperate and to take all reasonable necessary actions so that the Merger can be approved without a meeting of stockholders of the Company, in accordance with Section 904 of the MBCA, if possible.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.001 per share, of Purchaser (the "Purchaser Common Stock"):

          (a) Each issued and outstanding share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) All shares of Company Common Stock that are owned by Parent, Purchaser or by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in connection therewith.

          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) hereof, any shares of Demanding Common Stock and any shares of Dissenting Common Stock) shall be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, or (i) in the case of Demanding Common Stock, the right, if any, to receive payment from Purchaser for the "fair value" of such shares as determined in accordance with Section 910 of the MBCA or (ii) in the case of Dissenting Common Stock, the right, if any, to receive payment from the Surviving Corporation for the "fair value" of such shares as determined in accordance with
     Section 909 of MBCA.

     SECTION 2.2  Exchange of Certificates.

     (a) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1(c) hereto into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration; provided, however, that such letter of transmittal shall be substantially in the form and substance of a letter of transmittal and instructions approved by the Company prior to the Effective Time, such approval not to be unreasonably withheld. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. For purposes of this Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2(c) or (A) in the case of Dissenting Common Stock, the right, if any, to receive payment from the Surviving Corporation for the "fair value" of the Shares in accordance with Section 909 of the MBCA and (B) in the case of Demanding Common Stock, the right, if any, to receive payment from Purchaser for the "fair value" of such Shares determined in accordance with Section 910 of the MBCA.

     (b) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (c) At any time following one hundred eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor the Merger Consideration upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

     (e) Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, it being acknowledged that Parent, Purchaser, the Surviving Corporation or the Paying Agent shall not deduct or withhold from the consideration otherwise payable to any such holder of Shares pursuant to the Offer or the Merger any amount with respect to which such holder has timely delivered to Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, a properly executed Form W-9 in accordance with applicable law. Any amounts so withheld shall be delivered to the applicable taxing authority for the account of such holder of shares of Company Common Stock from whom the amount was withheld. To the extent amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

     SECTION 2.3 Demanding Shares/Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the MBCA, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised demand payment rights with respect thereto (the "Demanding Common Stock") in accordance with Section 910 of the MCBA or appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 909 of the MBCA, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Demanding Common Stock or Dissenting Common Stock shall be entitled to receive payment of the fair value of such shares of Demanding Common Stock or Dissenting Common Stock in accordance with the provisions of Section 910 or Section 909, respectively, of the MBCA unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Demanding Common Stock or Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if (i) the Merger is rescinded or abandoned or (ii) the directors or stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 909 of the MBCA shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock (and shall also give Parent prompt notice of any withdrawals of such demands) and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

     SECTION 2.4  Termination of Company Options and Option Plan

     (a) The Company shall take all actions necessary to provide that, effective as of the date hereof, no further options to purchase Shares ("Options") may be granted under the Company's 1991 Stock Option Plan (the "Option Plan").

     (b) The Company represents and warrants that, under the terms of the outstanding Options, all such Options shall, as of the Effective Time, be automatically cancelled and terminated and of no further force or effect, provided the holders of such Options receive from the Company an amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price of each such cancelled and terminated Option and (ii) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes) (the "Option Price"). Prior to the Effective Time, holders of Options outstanding on the date hereof (including those which are unvested and shall accelerate and vest on the date of the closing of the Offer) may exercise their Options and tender the Shares issued in connection therewith to Purchaser pursuant to the Offer. Further, prior to the consummation of the Offer, holders of Options outstanding on the date hereof may transfer their Options to Purchaser and execute such documentation as Purchaser may require. In consideration for the transfer of such Options, the Purchaser shall pay to the holders of such transferred Options as of the consummation of the Offer an amount equal to the Option Price for the transferred Options. The Company represents and warrants and covenants to take such actions as may be necessary so that as of the Effective Time, all rights and obligations of the Company and the holder of any Option under any provision of the Option Plan (or any other plan, program or arrangement with respect to equity securities of the Company), any agreement entered into thereunder or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall promptly deliver to Parent prior to the closing of the Offer true and complete copies of all documentation (all of which shall be reasonably satisfactory to Parent) ensuring that the foregoing is effected.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser that the statements contained in this Article III are correct and complete, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule" or "Schedule"). The Disclosure Schedule is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this
Article III. Notwithstanding anything to the contrary contained in this Agreement, any information disclosed in one section of the Disclosure Schedule shall, should the existence of the information be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to such section of the Disclosure Schedule.

     SECTION 3.1  Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority would not have a Company Material Adverse Effect. The Company has no Subsidiaries and does not hold any equity or other ownership interest, or any interest convertible into or exercisable for any equity or similar interest in, any corporation, partnership or joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any Person any other Person of which (i) the first Person or any of its other Subsidiaries is a general partner (excluding partnerships in which the first Person or any of its other Subsidiaries do not have at least fifty percent (50%) of the voting interest) or (ii) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by the first Person and/or by any one or more of its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any event, change or effect (i) that is, or is reasonably expected to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities

(contingent or otherwise) or results of operations of the Company, either individually or in the aggregate with similar events, changes or effects or (ii) which impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that there shall be excluded from determination of any Company Material Adverse Effect under (i) any event, change or effect to the extent that it results from or arises from or relates to (x) changes in the industry in which the Company operates (including legal and regulatory changes): (y) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, (A) any stockholder litigation brought or threatened against the Company or any member of the Board of Directors of the Company in respect of this Agreement, the Offer or the Merger, or (B) any reduction or termination of orders received by the Company employees, distributors or resellers or (C) the cessation of employment by Company employees; and (z) any change in the market price of the Company Common Stock.

     (b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Company Material Adverse Effect.

     (c) The Company has heretofore delivered to Parent a complete and correct copy of each of its Articles of Incorporation and By-Laws, as currently in effect. In all material respects, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of the Company. Except as set forth on Schedule 3.1(b) attached hereto, complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company to the Parent.

     SECTION 3.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock. As of the date hereof, (i) 1,388,291 shares of Company Common Stock are issued and outstanding, (ii) 75,000 shares of Company Common Stock are reserved for issuance of Options awarded under the Option Plan, of which 16,000 shares are reserved for outstanding options that are exercisable or will become exercisable prior to the Effective Time and (iii) 144,751.5 shares of Company Common Stock are held in the Company's treasury. All the outstanding shares of the Company Common Stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options when issued in accordance with the respective terms thereof shall be, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The Company does not have authorized or outstanding any bonds, debentures, notes or other indebtedness that have voting rights (or are convertible or exchangeable into or exercisable for securities having such rights) ("Voting Debt") on any matter pertaining to the Company.

     (b) Except (i) as set forth above, (ii) for the Transactions contemplated by this Agreement, and (iii) as set forth in Schedule 3.2(a), (A) there are no shares of capital stock of the Company authorized, issued or outstanding, (B) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or capital stock of the Company or any affiliate of the Company or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other Person.

     (c) Schedule 3.2(c) annexed hereto sets forth the following information:
(i) all outstanding Options, (ii) the holder of each of the Options, (iii) the Option Plan, (iv) the number of Options held by each such holder, (v) the exercise price of each such Option, (vi) the date of grant of such Option, (vii) the expiration date of such Option, (viii) whether such Option has vested as of the date hereof, and (ix) whether such Option is a non-qualified stock option or an "incentive stock option" within the meaning of Section 422(b) of the Code.

     (d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or equity interests of or in the Company. The Company is not required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of or in the Company, as a result of the transactions contemplated by this Agreement.

     SECTION 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of fifty-five percent (55%) of the outstanding Shares prior to the consummation of the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as contemplated by Section 1.8 hereof in the case of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.4  Consents and Approvals; No Violations.  Except as set forth in
Schedule 3.4 attached hereto, and except for such filings as may be required under the Exchange Act and with the American Stock Exchange and the filing of the Articles of Merger, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Company, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity"), (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or similar instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (iv) violate any order, writ, injunction or decree currently in effect and binding upon or applicable to the Company, or contravene any statute, rule or regulation of any state or of the United States or political subdivision thereof or therein or any foreign government applicable to the Company or any of its properties or assets, (v) result in the creation or imposition of any lien, claim, security interest or other encumbrance on any of the assets of the Company, or (vi) result in the creation or imposition of any lien, claim, security interest or other encumbrance on any Company Common Stock, excluding from the foregoing clauses (ii), (iii), (iv) or (v) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act since November 11, 1997 through the date hereof (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates and, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (the "1998 Financial Statements") included in the Company's Annual Report on Form 10-K for the fiscal year ended November 27, 1998 (including the related notes thereto) (the "1998 Form 10-K") and in the quarterly report on Form 10-Q for the fiscal quarters occurring since the 1998 Form 10-K, have been prepared from, and are in accordance with, the books and records of the Company comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and to the absence of complete notes) and fairly present in all material respects the financial position and the results of operations and cash flows of the Company as at the dates thereof or for the periods presented therein. Except as disclosed in the Company SEC Documents, the books and records of the Company have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements (subject to normal year-end audit adjustments and the absence of notes).

     SECTION 3.6 No Undisclosed Liabilities. Except (a) as disclosed or provided for in the Company SEC Documents filed prior to the date hereof or on
Schedule 3.6 annexed hereto, (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practices since November 27, 1998, and (c) for liabilities and obligations incurred in connection with the consummation of the transactions contemplated hereby, the Company has not incurred any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation. "Ordinary Course of Business" means the ordinary and usual course of business of the Company consistent with the Company's past custom and practice, including with respect to quantity and frequency.

     SECTION 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed to the prior date hereof or on Schedule 3.7 annexed hereto, since November 27, 1998, the Company has conducted its business in the Ordinary Course of Business and there has not been (a) any change in the financial condition, business or results of operations of the Company or the amount, character or ownership interests of the Company's assets that resulted in or would be reasonably expected to result in a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the outstanding capital stock of the Company; (c) any material change by the Company in accounting principles or methods, except insofar as may have been required by GAAP; (d) any split, combination or reclassification of shares of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution of any outstanding capital stock or other equity interest of the Company; (e) any entry into any written employment agreement with, or any increase in the rate or terms of compensation payable or to become payable by the Company to any directors, officers or key employees; (f) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except for increases occurring in the Ordinary Course of Business; (g) any amendment or restatement to the Articles of Incorporation or By-Laws of the Company; (h) any damage or destruction or loss of property (whether or not covered by insurance) that individually or in the aggregate would result in Company Material Adverse Effect; or (i) any sale, lease, transfer or assignment of any assets of the Company other than in the Ordinary Course of Business, provided that no such sale, lease, transfer of assignment has involved any assets (other than inventory sold in the Ordinary Course of Business) which are material or which in the aggregate are material.

     SECTION 3.8  Employee Benefit Plans; ERISA.

     (a) Schedule 3.8(a) annexed hereto contains a true and complete list of each deferred compensation, bonus, profit sharing, stock option, pension, incentive compensation, and equity compensation plan, welfare plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), each employment, consulting, change in control, termination or severance agreement or policy, and each fringe benefit, insurance, welfare, post-retirement, health, life, tuition refund, scholarship, relocation, disability, accident, sick, vacation, commission, payroll practices, retention, non-competition or any other employee benefit plan, fund, program agreement or arrangement (whether written or unwritten, insured or self-insured)), in each case, that is or was sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or
Section 414(b), (c), (m) or (o) of the Code, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee, director or stockholder of the Company (whether current, former or retired) or their beneficiaries or to which the Company or any ERISA Affiliate has or could reasonably be expected to have any liability (the "Benefit Plans").

     (b) With respect to each Benefit Plan, the Company has made available to Purchaser and Parent true and complete copies of the Benefit Plan documents, including amendments, and summary plan descriptions (or if the Benefit Plan is not a written Benefit Plan, a description thereof), any related trust, instruments, insurance vehicles or other instruments establishing a funding vehicle, the three (3) most recent Form 5500 reports, financial statements or summaries required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Benefit Plan intended to qualify under Section 401 of the Code and any communication received by or furnished to the Company or any ERISA Affiliate from the IRS or any other governmental entity.

     (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which premiums have been paid when due).

     (d) No Benefit Plan is a "multiemployer pension plan," as defined in
Section 3(37) or 4001(a)(3) of ERISA, or Section 414(f) of the Code (a "Multiemployer Plan") nor is any Benefit Plan a plan described in Section 4063(a) of ERISA.

     (e) Each Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified and, to the Knowledge (as defined herein) of the Company, nothing has occurred or is reasonably expected to occur through the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability. "Knowledge" means actual knowledge after reasonable inquiry provided that Knowledge of Persons that are not natural persons shall mean only actual personal knowledge of such Persons' executive officers after reasonable inquiry.

     (f) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any "pension plan".

     (g) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

     (h) With respect to each of the Benefit Plans on Schedule 3.8(a): (i) all payments required by any Benefit Plan, any collective bargaining agreement or other agreement, or by-law (including, without limitation, all contributions, insurance premiums, or inter-company charges) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time or provided for by the Company as applicable, by full accruals (as if all targets required by such Benefit Plan had been or will be met at maximum levels) on its financial statements; (ii) no "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code) has been or could be reasonably expected to be incurred, whether or not waived, and no excise or other taxes have been or could be reasonably expected to be incurred or are due and owing with respect to the Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code;
(iii) the Benefit Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (iv) no "prohibited transaction", within the meaning of Section 4975 of the Code and Section 406 of ERISA that has resulted or could reasonably be expected to result in liability to the Company, has occurred or is reasonably expected to occur with respect to the Benefit Plan; (v) no Benefit

Plan is or is reasonably expected to be under audit or, to the Knowledge of the Company, investigation by the IRS, U.S. Department of Labor, or any other government authority and no such completed audit, if any, has resulted in the imposition of any Tax or penalty that has not been paid; (vi) with respect to each Benefit Plan that is funded mostly or partially through an insurance policy, the Company has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time; and (vii) there has not been an adverse change in the financial condition of any such Benefit Plans covered under Title IV of ERISA since the date of the latest actuarial report prepared for such plans (copies of which have been provided to Parent and Purchaser) which would have caused a material change in the funded status of such plans from the status as of such date.

     (i) Except as disclosed on Schedule 3.8(i) annexed hereto, the consummation of the transactions contemplated by this Agreement will not give rise to any liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee or director of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transactions. Except as previously disclosed in writing by the Company to Parent, no amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. Neither the Company nor any officer or employee thereof, has made any promise or commitment, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Benefit Plan. No event, condition or circumstance exists that could reasonably be expected to result in an increase of the benefits provided under any Benefit Plan or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. No event, condition, or circumstance exists that would prevent the amendment or termination of any Benefit Plan in accordance with its terms and applicable law. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Benefit Plan that is intended to be an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

     SECTION 3.9 Litigation. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or its officers or directors in their capacities as such, which individually or in the aggregate with all other such suits, actions or proceedings is reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.10  No Default; Compliance with Applicable Laws.

     (a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with any Governmental Entity that are required in order to permit it to carry on its business as it is presently conducted, other than those the absence of which will not have a Company Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are now in full force and effect, and, to the Knowledge of Company, no suspension or cancellation of any of them is threatened, in each case except as would not have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement, and the consummation by the Company of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or By-Laws of the Company, (ii) a breach or violation of, or a default under, any Benefit Plan or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or obligation of the Company or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company is subject or (iv) any change in the rights or obligations of any party under any of the contracts described in clause (ii) or (iv) above, except for such breaches, violations, defaults, accelerations or changes that would not have a Company Material Adverse Effect.

     SECTION 3.11  Taxes.

     (a) The Company has (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities (x) all federal income Tax Returns required to be filed by it on or prior to the date hereof and (y) all other Tax Returns required to be filed by it on or prior to the date hereof, other than such other Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes shown to be due on such Tax Returns.

     (b) No federal, state or local audits, actions, suits, proceedings, investigations, claims or assessments are presently pending or proposed in writing with regard to any Taxes or Tax Return of the Company.

     (c) There are no outstanding written consents to extend the statutory period of limitations applicable to the assessment of any federal income Taxes or other material Taxes or deficiencies against the Company and no power of attorney granted by the Company with respect to any Taxes is currently in force.

     (d) The Company (i) is not a party to any written or oral agreement with any third party providing for the allocation or sharing of Taxes or (ii) cannot have any liability or entitlement under any such agreement to which it previously was a party.

     (e) Complete copies of (i) Tax Returns for the Company and (ii) state and local income Tax and other Tax Returns of the Company for each of the years ended 1996, 1997 and 1998 have heretofore been made available to Parent and Purchaser.

     (f) (i) All amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (ii) there are no Tax rulings, requests for rulings, refund claims, closing agreements or changes of accounting method relating to the Company that could materially affect its liability for Taxes of the Company due for any period after the Effective Time, (iii) the Company has not filed a consent under
Section 341(f) of the Code or any comparable provisions of state revenue statues, and (iv) the Company will not be required to include in a taxable period ending after the Effective Time taxable income attributable to a prior taxable period that was not recognized in that taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or
Section 481 of the Code or comparable provisions of state or local or foreign tax law;

     (g) Since at least October 5, 1993, the Company has not been treated as a member of a consolidated group for income Tax reporting purposes.

     (h) "Taxes" shall mean any and all taxes, charges, fees, levies, customs, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, ad valorem, value added, asset, license, transaction, capital, estimated, employment, workers compensation, utility, severance, production, unemployment compensation, premium, windfall profits and gains taxes imposed by the United States Internal Revenue Service or any taxing authority (domestic or foreign), including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to Taxes.

     SECTION 3.12 Property. The Company has good and marketable title to, or a valid leasehold interest in, all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) (collectively, the "Company Assets") used by it, located on its premises or shown in the balance sheet of the Company dated November 27, 1998 included in the Company SEC Documents ("Most Recent Audited Balance Sheet"), in each case free and clear of any mortgage, security interest, deed of trust, claim, charge, title defect, lease, adverse interest or other lien, encumbrance or interest (collectively, "Liens"), except as shown on the Most Recent Audited Balance Sheet (the "Permitted Liens"). Except as otherwise disclosed by the Company to Parent and Purchaser in writing on or prior to the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against or affecting any Company Assets and none of such Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the Ordinary Course of Business.

     SECTION 3.13  Environmental Matters.

     (a) To the Company's Knowledge, except as set forth in Schedule 3.13(a) annexed hereto, the Company SEC Documents filed with the SEC prior to the date hereof:

          (i) the Company has not received any written communication from any Person (including any Governmental Entity) stating or alleging that the Company is a potentially responsible party or is otherwise liable under any applicable Environmental Law with respect to any actual or alleged environmental contamination which remains unresolved or outstanding, other than any liabilities that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect; and the Company has not received any request for information from any Governmental Entity or any other Person with respect to any actual or alleged environmental contamination or non-compliance with Environmental Laws other than with respect to matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect;

          (ii) all current and past operations of the Company, including any operations at or from any property that is currently or was formerly owned, leased or operated by the Company ("Real Property") comply with and have at all times complied with all applicable Environmental Laws in effect as of the date hereof, except where the failure to be in compliance would not have a Company Material Adverse Effect;

          (iii) excluding any nonfriable asbestos, the Real Property contains no Hazardous Substances on, at or under it, nor have any Hazardous Substances migrated from the Real Property upon or beneath other properties in concentrations which would presently violate any applicable Environmental Law in effect as of the date hereof or would be reasonably likely to result in the imposition of Environmental Liabilities on the Company, or the Real Property under any applicable Environmental Law in effect as of the date hereof, including any liability or obligation for the investigation, corrective action, remediation or monitoring of Hazardous Substances on, under, at or from the Real Property, except with respect to violations or Environmental Liabilities that would not have a Company Material Adverse Effect;

          (iv) the Company has been and is in full compliance with the terms and conditions of all Environmental Laws (including compliance with all Environmental Permits which are required under applicable Environmental
     Laws), except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect; and

          (v) no Hazardous Substance has been disposed of, transferred, released or transported by the Company or any of its Subsidiaries from any of the Real Property during the time such Real Property was owned or operated by the Company, other than as would not have a Company Material Adverse Effect and allowed under applicable Environmental Law at the time the disposal, transfer, release or transportation occurred and other than disposal at commercial or municipal disposal sites that are not presently listed on the CERCLA National Priorities List or any equivalent state list.

     (b) (i) For purposes of this Section 3.13, "Environmental Laws" means all applicable foreign, state, federal and local laws and the applicable common law, regulations and rules, ordinances, codes, judgments, decrees and orders relating to health, safety, or the pollution, preservation or protection of the environment, including the release of Hazardous Substances into the environment.

     (ii) For the purposes of this Section 3.13, "Environmental Permits" means the permits, licenses, authorizations and approvals required or issued under any Environmental Law which are necessary for the conduct of the Company's businesses and for the operations on, in or at, the assets of the Company and the Real Property;

     (iii) For the purposes of this Section 3.13, "Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, Liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter, which (A) are incurred as a result of (1) the existence of Hazardous Substances in, on, over, under, at or emanating from any Real Property, (2) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company, (3) the violation of or non-compliance with any Environmental Laws or (B) arise under the Environmental Laws; and

     (iv) For the purposes of this Section 3.13, "Hazardous Substances" means any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances", "extremely hazardous substances", "hazardous materials", "hazardous constituents", "toxic substances", "pollutants", "contaminants", or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under the Environmental Laws.

     SECTION 3.14 Intellectual Property. The Company owns all rights in, or possesses adequate licenses or other valid rights to use, all Intellectual Property that is used in the conduct of its business in the manner in which it is presently being conducted. The Company has not received any written notice that its rights in its Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity. To the Company's Knowledge, there is no existing infringement, misuse, or misappropriation of any Intellectual Property by others that is material to the business of the Company or which is reasonably likely to impose material liability on the Company. The Company has not received any written notice alleging that the operation of its business infringes in any material respect upon the rights of others in any Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and goodwill associated with the foregoing and registrations or applications for registration relating thereto; patents, applications for patents (including, but not limited to, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, know-how; and all rights to the foregoing.

     SECTION 3.15 Material Contracts. The Company has filed as an exhibit to its Annual Report on Form 10-K or another Company SEC Document all contracts to which the Company is a party or by which any of their respective properties or assets may be bound that are or would be required to be filed in an exhibit to an Annual Report on Form 10-K filed by it with the SEC as of the date of this Agreement (collectively, the "Material Contracts"). Except for the Material Contracts, the Company is not a party to any other contract, agreement or written understanding that is material to the Company or its business, operations, assets, financial performance, financial conditions or prospects. Each of the Material Contracts is valid and enforceable against the Company and/or the Company Assets, as applicable, in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability, now or hereafter in effect, affecting creditors' rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company, nor, to the Knowledge of the Company's executive officers, any other party, is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company's executive officers, any other Party, except for any such unenforceability, default or event which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. No party to any Material Contract has given notice to the Company of, or made a claim against the Company with respect to, any breach or default thereunder, in any such case in which such breach or default, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.16 Labor Matters. There are no controversies pending or, to the Knowledge of the Company, threatened between the Company and any of its employees, which controversies are reasonably likely to have a Company Material Adverse Effect. The Company is not involved in or threatened with any material labor dispute, grievance or litigation or investigation by a Governmental Entity relating to wages, labor, safety or discrimination or other matters involving any person employed by the Company, including, without limitation, charges of unfair labor practices or discrimination complaints except for any such dispute, grievance, litigation or investigation that would not be reasonably likely to have a Company Material Adverse Effect.
The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions in a manner that would be reasonably likely to have a Company Material Adverse Effect. The Company is not presently a party to, or bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company, and no collective bargaining agreement is being negotiated by the Company. The Company does not have any Knowledge of any current or pending strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three (3) years. The Company is and has operated its business in compliance in all material respects with all laws, regulations and orders relating to employment and employment practices, including, but not limited to, the Occupational Safety and Health Act, the Immigration Reform and Control Act and the Worker Adjustment and Retraining Notification Act and laws relating to wages, workers' compensation, employment discrimination, equal employment opportunity, affirmative action, employee privacy, wrongful or unlawful termination and unemployment insurance or similar such legislation of foreign jurisdictions, except where the failure to be in compliance would not have a Company Material Adverse Effect.

     SECTION 3.17 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company which materially prohibits or impairs any business or operations of the Company.

     SECTION 3.18  Year 2000 Compliance.

     (a) To the Knowledge of the Company and except as set forth in the Company SEC Documents filed as of the date hereof, the computer systems of the Company which are material to the conduct of the business of the Company will not cause a Company Material Adverse Effect as a result of not being Year 2000 Compliant. The computer systems of the Company have the ability to interface properly and will continue to interface properly with internal and external applications and systems of third parties with which the Company exchange data electronically whether or not they are Year 2000 Compliant. The Company has provided Parent and Purchaser with access to true, complete and accurate descriptions in reasonable detail of remedial or other work performed to date in order to ensure Year 2000 Compliance by the Company and a description in reasonable detail of the balance of the work to be performed to ensure Year 2000 Compliance by the Company. In addition, the Company has provided Parent and Purchaser with access to true, complete and accurate copies of materials provided to it by third party vendors with respect to the Year 2000 Compliance of such parties with respect to the operations of the Company.

     (b) The term "Year 2000 Compliant" as used herein means that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000, including calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output; (ii) have the ability to provide date recognition for any data element without limitation (including date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values); (iii) have the ability to function accurately into and beyond the year 2000; (iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability to maintain existing information without corrupting such data into and beyond the year 2000; (vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all leap year dates, including February 29, 2000.

     SECTION 3.19 Vote Required. The affirmative vote of the holders of fifty five percent (55%) of all outstanding shares of Company Common Stock is required to approve this Agreement and the Merger, and such vote is the only vote of the holders of any series or class of common stock required to approve and adopt the plan of merger in this Agreement and to approve the Merger.

     SECTION 3.20 Brokers. The Company shall not be obligated to pay any brokerage or finder's fee to any agent, broker, finder, investment banker or financial advisor or other firm or Person or any other commission or similar fee in connection with the transactions contemplated by this Agreement, except to Advest, Inc. in accordance with Schedule 3.20 annexed hereto and subject to
Section 5.9.

     SECTION 3.21 Opinion of Financial Advisor. The Company's Board of Directors has obtained an opinion from Advest, Inc., financial advisor to the Board, that as of the date of such opinion, the consideration to be received by the holders of the Company Common Stock (other than Parent and its affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such stockholders.

     SECTION 3.22 Information in Proxy Statement; Schedule 14D-1. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (if any) or the Schedule 14D-1 shall, at the date mailed to stockholders and at the time of the meeting of stockholders (if any) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.23 Takeover Statutes. The Company's Board has taken all appropriate and necessary action to approve the transactions contemplated by this Agreement such that Section 611-A of the MBCA will not apply to the Offer, the Merger, this Agreement, the Tender Agreements or any other transactions contemplated hereby or thereby; to the Company's Knowledge, except for Section 910 of the MBCA, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the laws of the state of Maine is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Tender Agreements or the transactions contemplated hereby or thereby.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

     SECTION 4.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a Purchaser Material Adverse Effect. As used in this Agreement, "Purchaser Material Adverse Effect" means any event, change or effect that is or reasonably expected to be materially adverse to the assets, liabilities (contingent or otherwise) or condition (financial or otherwise) of Parent or Purchaser and their respective Subsidiaries, taken as a whole, or which impairs the ability of Parent or Purchaser to perform their respective obligations hereunder, except that there shall be excluded from any determination of such definition any event, change or effect any stockholder litigation brought or threatened against Parent or Purchaser or any of their respective officers or directors as a result of this Agreement and the transactions contemplated hereunder. Parent and Purchaser are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Purchaser Material Adverse Effect.

     SECTION 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Purchaser and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.3 Consents and Approvals; No Violations. Except for filings as may be required under the Exchange Act or with the American Stock Exchange and the filing of the Articles of Merger, neither the execution, delivery or performance of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby nor compliance by Parent and Purchaser with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws or similar organizational documents of Parent or Purchaser, (ii) require on the part of Parent or Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of their properties or assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not individually or in the aggregate, have a Purchaser Material Adverse Effect.

     SECTION 4.4 Financing. Upon the execution hereof and at the expiration of the Offer and at the Effective Time, Parent and Purchaser will have available all the funds necessary for the acquisition of all Shares and to perform their respective obligations under this Agreement, including the payment in full for all Shares validly tendered in the Offer or outstanding as of the Effective Time and will have deposited such funds under the Escrow Agreement.

     SECTION 4.5 Information in Offer Documents; Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, Proxy Statement or the
Schedule 14D-9 shall, at the respective times that the Offer Documents, Proxy Statement and Schedule 14D-9 are mailed to stockholders and at the time of the meeting of stockholders (if any) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.6 Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     SECTION 4.7 Brokers or Finders. Parent represents, as to itself and Purchaser, that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     SECTION 4.8 Ownership of the Company. As of the date hereof, neither Parent nor Purchaser, nor any Subsidiary of Parent, is the beneficial owner of any shares of Company Common Stock.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1  Interim Operations of the Company.

     (a) The Company covenants and agrees that, except as contemplated by this Agreement or as consented to in writing by Parent or Purchaser, the business of the Company shall be conducted only in the Ordinary Course of Business, subject to the following additional restrictions and requirements:

          (i) the Company shall not, directly or indirectly, (A) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or any capital stock or other securities of the Company or capital stock or any other securities beneficially owned by it, either directly or indirectly; (B) amend or cause to be amended its Articles of Incorporation or By-Laws; or (C) split, combine or reclassify the outstanding Company Common Stock;

          (ii) the Company shall not: (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any other property or assets, other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date hereof; (C) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever; (D) transfer, lease, license, sell, mortgage, pledge, dispose of, purchase, acquire or encumber any (1) real property or (2) any personal property having an aggregate fair market value of $100,000 in a single transaction or a series of related transactions, other than purchases of inventory and sales of products in the Ordinary Course of Business and permitted capital expenditures; (E) incur or modify any indebtedness or other liability, provided, however, that the Company may make borrowings under the Company's existing line of credit solely for working capital purposes, provided the aggregate borrowings outstanding under such line do not at any time exceed $2,600,000; (F) authorize or make any capital expenditures in excess of $50,000 individually and $100,000 in the aggregate; or (G) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (iii) the Company shall not modify, amend or terminate any of its Material Contracts or Benefit Plans or waive, release or assign any rights or claims under any Material Contract or settle or compromise any material litigation;

          (iv) the Company shall not permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (v) the Company shall not: (A) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (B) make any loans, advances or capital contributions to, or investments in, or acquisitions of, any other

     Person; or (C) enter into any commitment with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (vi) the Company shall not change any of the accounting methods used by it unless required by a change in law or GAAP or take any action, other than reasonable and usual actions in the Ordinary Course of Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (vii) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

          (viii) make any election or settle or compromise any material federal, state, local or foreign income tax liability;

          (ix) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, of liabilities reflected or reserved against in the Company's balance sheet dated November 27, 1998 as the same may become due and payable by its terms, or subsequently incurred in the Ordinary Course of Business;

          (x) the Company shall not take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date);

          (xi) except as required under Section 2.4, the Company shall not amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under any Option Plan or authorize cash payments in exchange for any Options;

          (xii) the Company shall not increase the compensation payable or to become payable to its officers, directors or key employees, except in the Ordinary Course of Business or pursuant to obligations under written agreements existing as of the date hereof;

          (xiii) except as required by applicable law, the Company shall not except in the Ordinary Course of Business (i.e. pursuant to the Severance policy or practice of the Company existing on the date hereof as disclosed in Schedule 5.1(a)(xiii) annexed hereto), grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director or officer of the Company or establish, adopt, enter into, or accelerate, terminate or amend any Benefit Plan;

          (xiv) the Company shall use commercially reasonable efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and maintain its existing relationships with customers, suppliers and other Persons having business dealings with it; and

          (xv) the Company shall not announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

     SECTION 5.2  Access to Information.

     (a) From the date hereof to the Effective Time, upon reasonable notice and during normal business hours, the Company shall afford to the officers, employees, accountants, consultants, counsel, and other representatives (collectively, "Representatives") of Parent, reasonable access to all its properties, books, contracts, commitments and records (including tax returns), and the Company shall furnish promptly to Parent, at the sole expense of Parent
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (i) such financial statements as it regularly and customarily provides to its Board of Directors on a monthly basis, concurrent with the provision of such statements to the Board of Directors, (ii) within ten (10) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity and cash flows for the quarter then ended, with condensed notes to such financial statements, and (iii) within ten (10) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to be prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements.

     (c) Parent shall hold, and shall cause its Representative to hold, any such documents or information which are nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement, dated September 21, 1999, between the Company and Parent (the "Confidentiality Agreement").

     (d) No investigation by Parent, Purchaser or any of their respective Representatives shall affect any representation or warranty of Company in this Agreement or of any party to the Tender Agreements or any condition to the obligations of Parent or Purchaser hereunder.

     SECTION 5.3 Consents and Approvals. Each of the Company, Parent and Purchaser shall use reasonable efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Purchaser shall use reasonable efforts to promptly obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser or the Company in connection with the Merger or the taking of any action contemplated or by this Agreement. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person necessary to be obtained prior to Closing.

     SECTION 5.4  No Solicitation.

     (a) The Company shall not, and shall use its best efforts to cause its officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company not to, (i) initiate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) except as permitted by Section 5(b) below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company will also promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information furnished to such Person by or on behalf of the Company. The Company shall, and shall cause its directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal.

     (b) Notwithstanding Section 5.4(a), the Company and its Board of Directors and its Representatives (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party (a "Potential Acquirer") making an unsolicited Acquisition Proposal (which occurred without a breach of Section 5.4(a)) if the Board determines in good faith, upon the advice of its independent legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the Board's fiduciary duties under applicable law, and (ii) shall be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a Potential Acquirer, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act, provided that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer unless the Board of

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

Directors of the Company determines in its good faith judgment, upon the advice of its independent outside legal counsel, that failing to take such action would be inconsistent with the Board's fiduciary duties under applicable law.

     (c) In the event that the Company shall receive any Acquisition Proposal or the Company has received any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, by any Person that the Company has Knowledge is considering making, or has made, an Acquisition Proposal, then it shall promptly inform Parent in writing as to that fact and shall furnish to Parent the identity of the Potential Acquirer and, if any Acquisition Proposal has been made, the terms of such Acquisition Proposal (including a copy of any writing containing such terms submitted by the Potential Acquirer). The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding the foregoing, the Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement entered into with Parent and Purchaser. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other person which was not previously provided to Parent.

     (d) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company's Board of Directors may withdraw or modify or propose to withdraw or modify its recommendation of this Agreement, the Offer or the Merger, recommend or propose to recommend an Acquisition Proposal or terminate this Agreement pursuant to Section 7.1(e) and thereafter enter into an agreement in connection with such Acquisition Proposal if, in each case, the Board determines in good faith, upon the advice of its independent legal counsel, that in order to comply with its fiduciary duties to the Company's stockholders under applicable law it is necessary for the Board to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger, approve or recommend such Acquisition Proposal or terminate this Agreement and enter into another agreement as described above. The Company shall provide at least five (5) business days advance notice to Parent to the effect that it is taking such action.

     (e) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal, whether in writing or otherwise, made by a third party or group of third parties to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any equity interest in, the Company pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company (other than the transactions contemplated by this Agreement).

     SECTION 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, until the earlier of the Appointment Date or the date on which this Agreement is terminated in accordance with its terms, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release (or make any written public statement or verbal statement on a conference call with analysts) with respect to the Merger, this Agreement or the other transactions contemplated hereby without notifying in advance the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Appointment Date, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (iii) the occurrence or failure to occur of an

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

event or condition that would cause any condition to the consummation of the Offer or the Merger not to be satisfied. The parties agree and acknowledge that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.7  Directors' and Officers' Insurance and Indemnification.

     (a) From and for a period five (5) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless (and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law, to the Company's Articles of Incorporation and By-Laws and provided that the person to whom expenses are advanced provides to the Surviving Corporation an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company (the "Indemnified Party") against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby or thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the extent provided in the Company's Articles of Incorporation or By-Laws in effect at the date hereof, provided that such indemnification obligations shall be subject to all the procedures and limitations imposed from time to time by applicable law.

     (b) From and for a period of five (5) years after the Effective Time, Parent will maintain or shall cause the Surviving Corporation to maintain in effect policies of directors' and officers' liability insurance with reputable and financially sound carriers covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") containing terms and conditions which are no less advantageous to the Insured Parties than those that are contained in the Company's directors' and officers' policy currently in effect; provided, however, that neither Parent nor the Surviving Corporation shall be required to expend on an annual basis in excess of one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall, or shall cause the Surviving Corporation to, maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this
Section 5.7(b), does not exceed the Maximum Premium.

     SECTION 5.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use their respective reasonable efforts to take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use reasonable efforts to cause the Effective Time to occur as soon as practicable following consummation of the Offer, subject to compliance with applicable law.

     SECTION 5.9 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company agrees that all reasonable and documented legal, accounting, advisory, investment banking,

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brokerage and agency fees and expenses that have been or will be incurred by it in connection with this Agreement and the transaction contemplated hereby will be paid in full upon or immediately prior to the consummation of the Offer and Merger.

     SECTION 5.10  Employee Matters.

     Purchaser shall cause the Surviving Corporation to treat service with the Company prior to the Effective Time by each employee of the Company in the same manner as service with the Company is treated for eligibility and vesting purposes (and excluding benefit accrual purposes, including, without limitation, benefit service under any defined benefit pension plan) under any benefit plan of Company in which any such employee is eligible to participate following the Effective Time and which Purchaser elects, in its sole discretion, to continue or as Purchaser otherwise deems appropriate for any new benefits established by the Surviving Corporation for the Company's employees who become employed by the Surviving Corporation; provided, however that nothing in this Section 5.10 shall obligate Purchaser or the Surviving Corporation to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

     SECTION 5.11 Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby or by the Tender Agreements, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such lawful actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and the Company, Parent and Purchaser shall, without limiting the generality of any of the foregoing, satisfy the respective obligations imposed on them by virtue of Section 910 of the MBCA.

     SECTION 5.12 Section 338 Election. No election shall be made (or deemed made) under Section 338(g) or Section 338(h)(10) of the Code with respect to the Merger.

                                   ARTICLE VI

                                   CONDITIONS

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in whole or in part, by any party solely with respect to its own obligations hereunder to the extent permitted by applicable law:

          (a) this Agreement shall have been approved and adopted by the vote of the holders of fifty-five percent (55%) of the Company's Common Stock, if required by applicable law and the Articles of Incorporation and By-Laws, in order to consummate the Merger;

          (b) no statute, rule, order, decree or regulation shall have been enacted, promulgated or enforced by any foreign or domestic Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger;

          (c) all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained or complied with, as applicable, and shall be in effect at the Effective Time, except for such consents the failure of which to obtain would not have a Company Material Adverse Effect;

          (d) there shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

          (e) Parent, Purchaser or their affiliates or respective assigns shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer except that Parent and Purchaser shall

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

     not be entitled to rely on this condition if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement; and

          (f) the Proxy Statement, if required to be prepared and disseminated to the Company's stockholders, shall have been cleared by the SEC and shall not be the subject of any stop order.

     SECTION 6.2 Conditions to Obligation of Company to Effect Merger. The obligation of the Company to consummate the Merger is subject to Parent and Purchaser having performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time, unless the Company had actual knowledge of such non-performance or non-compliance at the time of acceptance of Shares for payment pursuant to the Offer.

     SECTION 6.3 Conditions to Obligation of Parent and Purchaser to Effect Merger. The obligation of Parent and Purchaser to consummate the Merger is subject to the Company having performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Effective Time, unless Parent or Purchaser had actual knowledge of such non-performance or non-compliance at the time of acceptance of Shares for payment pursuant to the Offer.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of Parent, Purchaser and the Company, by action of their respective Boards of Directors;

          (b) by either of the Board of Directors of the Company, on the one hand, or the Board of Directors of Parent, on the other, if any Governmental Entity or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used all reasonable best efforts to challenge such order, decree, injunction or ruling;

          (c) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Purchaser set forth in this Agreement or if any representations or warranties of Parent or Purchaser shall have become untrue that is not curable, or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to Parent and Purchaser, provided that the Company has not breached any of its obligations hereunder in any material respect;
     (ii) Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; (iii) there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements hereunder having a Parent Material Adverse Effect, which has not cured such breach within five (5) business days after notice by the Company thereof; provided, however, that the Company shall not be in breach of any of its obligations hereunder in any material respect;

          (d) by Parent and Purchaser if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue that is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Parent to the Company; or (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having a Company Material Adverse Effect or materially adversely delaying the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company

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

     has not cured such breach within five (5) business days after notice by Parent or Purchaser thereof; provided that neither Parent nor Purchaser shall be in breach of any of their respective obligations hereunder in any material respect;

          (e) by Parent and Purchaser or the Company if (i) the Company's Board of Directors shall withdraw, modify or change its recommendation of the Offer or the Merger in a manner adverse to Parent or Purchaser or shall have resolved to do any of the foregoing; (ii) Parent or Purchaser requests in writing that the Company's Board of Directors reconfirm its recommendation of this Agreement, the Offer and the Merger to the stockholders of the Company and the Company's Board fails to do so within five (5) business days after its receipt of Parent's requests; (iii) the Company's Board of Directors shall have recommended an Acquisition Proposal to the Company's stockholders; or (iv) a tender or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company's Board of Directors recommends that the Company's stockholders tender their shares in such tender or exchange offer;

          (f) by the Company, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by Purchaser, the Minimum Condition has not been met, or Purchaser shall have failed to pay for Shares pursuant to the Offer to the extent required by
     Section 1.1(a); provided, however, that the right to terminate this Agreement pursuant to this subsection (f) shall not be available to the Company if it has breached in any material respect its obligations under this Agreement that in any manner shall have proximately contributed in any material respect to the failure referenced in this subsection (f); or

          (g) by Parent or Purchaser, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by Purchaser, all conditions to Purchaser's obligation to accept for payment and pay for shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Purchaser terminates the Offer in accordance with the provisions of Annex A attached hereto without purchasing Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this subsection (g) shall not be available to Parent and Purchaser if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed in any material respect to the termination of the Offer.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than this Section 7.2 and Sections 5.2(c) and 7.3) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company or any of their respective Representatives, except nothing in this Section 7.2 shall relieve any party of liability for fraud or for willful breach of this Agreement.

     SECTION 7.3 Payment of Termination Fee. In the event this Agreement is terminated by the Company, Parent or Purchaser pursuant to Section 7.1(e), the Company shall simultaneously with or prior to such termination, pay Parent a termination fee in the amount of $1,500,000 (the "Fee") by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to and in accordance with this Section 7.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the Fee set forth in this Section 7.3, the Company shall also pay to Parent its reasonable and documented out-of-pocket costs, fees and expenses (including reasonable and documented attorneys' fees) incurred in connection with such litigation. The provisions of this Section 7.3 shall not derogate from any rights or remedies which Parent or Purchaser may possess under this Agreement or under applicable law, as the case may be, provided that the Fee shall be liquidated damages and the sole and exclusive remedy of Parent in the event that this Agreement is terminated under circumstances which entitle Parent to payment of such Fee.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall require approval of its Board of Directors and include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

     SECTION 8.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, termination of this Agreement, or, in the case of the Company, shall survive the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the purchase of shares of Company Common Stock by Purchaser pursuant to the Offer.

     SECTION 8.3 Notices. All notices (which term shall include any other communications) required or permitted to be given under this Agreement or in connection with the matters contemplated by this Agreement shall be in writing and shall be deemed to have been duly given to the intended party (i) when personally delivered, (ii) upon receipt if sent by reputable overnight courier service or (iii) when successfully transmitted by telecopier without interruption (with a confirming copy of such transmission sent within one business day by reputable overnight courier service) to the party for whom intended, provided that any notice received by telecopy or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. All notices required to be given under this Agreement shall be sent to the party using the addresses or telecopy numbers specified below:

         (a) if to Parent or Purchaser, to:

            Riedman Corporation
            PSC Aquisition Corp.
            45 East Avenue
            Rochester, New York 14604
            Attention: James R. Riedman, President
            Telephone No: (716) 232-4424
            Facsimile No: (716) 232-7802

            with a copy to:

            Woods, Oviatt, Gilman, Sturman & Clarke LLP
            700 Crossroads Building
            Two State Street
            Rochester, New York 14614
            Attention: Harry P. Messina, Jr., Esq.
            Telephone No.: (716) 987-2800
            Facsimile No.: (716) 454-3968

         (b) if to the Company, to:

             Penobscot Shoe Company
             450 North Main Street
             Old Town, Maine 04468
             Attention: Irving Kagan,
             Chairman of the Board of Directors
             Telephone No: (207) 827-4431
             Facsimile No: (207) 827-4834

             with copies to:

             Choate, Hall & Stewart
             One Exchange Place
             Boston, Massachusetts 02109-2891
             Attention: Harry A. Hanson, III, Esq. P.C.
             Telephone No.: (617) 248-5000
             Facsimile No.: (617) 248-4000

             and

             Rudman & Winchell, LLC
             84 Harlow Street, 4th Floor
             Bangor, Maine 04402
             Attention: Gerald E. Rudman, Esq.
             Telephone No.: (207) 947-4501
             Facsimile No.: (207) 941-9715

     SECTION 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Disclosure Schedule, the Tender Agreements and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitutes the entire agreement and supersedes all prior agreements; understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.3, 2.1, 2.2, 2.3, 2.4, 5.7 and 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. References herein to this Agreement shall for all purposes be deemed to include references to the Disclosure Schedule.

     SECTION 8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or authority to be invalid, void, unenforceable or against its regulatory policy, the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the commercial objective of this Agreement is not frustrated thereby.

     SECTION 8.7 Governing Law. This Agreement shall be governed and construed in accordance with the MBCA, where applicable, and otherwise with the laws of the State of New York without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

     SECTION 8.8  Jurisdiction.

     (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought in the courts of the State of New York or of the United States of America for the Western District of New York, to the extent the proceeding involves an interpretation or enforcement of the MBCA, the state or federal courts located in the State of Maine and, by execution and delivery of this Agreement, the Company, Parent and Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Parent and Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Parent or Purchaser at their respective addresses referred to in Section 8.3 hereof.

     (b) The Company hereby designates CT Corporation as its agent for service of process in the State of New York solely with respect to any dispute or controversy arising out of this Agreement only, and service upon the Company for such purposes shall be deemed to be effective upon service of CT Corporation as aforesaid. The Company further covenants and agrees to execute, upon Parent's request, such documents and agreements as are reasonably necessary to confirm such designation.

     (c) Parent and the Purchaser hereby designate CT Corporation as their respective agent for service of process in the State of Maine solely with respect to any dispute or controversy arising out of this Agreement and relating to an interpretation of or involving enforcement of the MBCA, and service upon Parent or the Purchaser for such purposes shall be deemed to be effective upon service of CT Corporation as aforesaid.

     (d) The Company, Parent and Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) that the proceeding in any such court is brought in an inconvenient forum,
(d) that the venue of such proceeding is improper or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such court. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

     SECTION 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided that, in the case of any such assignment by Purchaser, Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     SECTION 8.10 Waiver. Any waiver of compliance with any obligation, covenant, agreement, provision or condition of this Agreement or consent pursuant to this Agreement shall not be effective unless evidenced by an instrument in writing executed by the party to be charged. Any waiver of compliance with any such obligation, covenant, agreement, provision or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

     SECTION 8.11 Headings. The table of contents and the descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     SECTION 8.12 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that the parties hereto (a) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement in any proceeding instituted in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and (b) will waive, in any proceeding for specific performance, the defense of adequacy of a remedy at law. Each of the parties further agrees to waive any requirement for the securing or posting of any bond or other security in connection with any proceeding for specific performance.

     SECTION 8.13 Obligations of Parent and the Company of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take or refrain from taking, as applicable, such action.

     SECTION 8.14  Limitations on Warranties.

     (a) Except for the representations and warranties contained in Article III of this Agreement, the Company makes no other express or implied representation or warranty to Parent or Purchaser. Parent and Purchaser acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in Article III of this Agreement.

     (b) Except for the representations and warranties contained in Article IV of this Agreement, Parent and Purchaser make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Purchaser other than the representations and warranties of Parent and Purchaser set forth in Article IV of this Agreement.

     SECTION 8.15 Schedules. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.16 Interpretation. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     SECTION 8.17 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 8.18 Drafting and Negotiation. The parties have jointly participated in the drafting and negotiation of this Agreement. In the event of any ambiguity, this Agreement shall be construed as if drafted jointly and no presumption shall arise favoring any party by virtue of authorship of any provision of this

Agreement. In any action involving this Agreement, the parties shall be deemed to have jointly drafted this Agreement.

     SECTION 8.19 Execution. This Agreement may be executed by facsimile signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Penobscot Shoe Company

                                          By: /s/ IRVING KAGAN
                                            ------------------------------------
                                            Name: Irving Kagan
                                            Title: Chairman of the Board of
                                              Directors

                                          PSC Acquisition Corp.

                                          By: /s/ JAMES R. RIEDMAN
                                            ------------------------------------
                                            Name: James R. Riedman
                                            Title President

                                          Riedman Corporation

                                          By: /s/ JAMES R. RIEDMAN
                                            ------------------------------------
                                            Name: James R. Reidman
                                            Title: President

                              LIST OF ATTACHMENTS

     Exhibit A -- Escrow Agreement

     Annex A  -- Conditions to the Offer

     Company's Disclosure Statement

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT made as of the 6th day of October, 1999 by and among RIEDMAN CORPORATION, a New York corporation, with principal offices at 45 East Avenue, Rochester, New York 14604 ("Parent"), PSC ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, with principal offices at 45 East Avenue, Rochester, New York 14604 ("Purchaser"), PENOBSCOT SHOE COMPANY, a Maine corporation, with principal offices at 450 North Maine Street, Old Town, Maine 04468 ("Company"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York corporation, with offices at 255 East Avenue, Rochester, New York 14604 ("Escrow Agent").

                                R E C I T A L S:

     A. Parent, Purchaser and Company have entered into an Agreement and Plan of Merger dated this date (the "Merger Agreement") whereby Purchaser has agreed to commence an offer (the "Offer") to purchase for cash any and all shares of the issued and outstanding Company common stock, par value $1.00 per share (the "Shares"), at a price of $11.75 per Share, net to the seller in cash (such price, or such higher price per Share as Purchaser may indicate in the Offer being referred to herein as the "Offer Price"), subject to the conditions set forth in the Merger Agreement.

     B. Parent and Purchaser have agreed to deposit with the Escrow Agent, in escrow, an amount equal to the product of the Offer Price ($11.75) and the number of Shares outstanding (1,388,291) or $16,312,419 which, together with such sums as Parent and Purchaser may subsequently deposit to reflect any increase in the Offer Price, shall be referred to as the "Escrow Fund".

     C. The Escrow Agent is willing to accept the Escrow Fund on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

          1. Escrow Fund. Parent and Purchaser hereby deposit the Escrow Fund with Escrow Agent, in escrow, and Escrow Agent hereby accepts the Escrow Fund, acknowledges receipt of $16,312,419.00 and agrees to hold and disburse the same in accordance with the terms of this Escrow Agreement.

          2. Initial Release of Escrow Fund.

          (a) Parent, Purchaser and Company agree that when the Minimum Condition of the Offer and the other conditions to the Offer set forth in Annex A of the Merger Agreement have been fulfilled and/or waived by Purchaser, they shall jointly execute and deliver to the Escrow Agent a written authorization and direction ("Instruction") that the Escrow Agent transfer from the Escrow Fund to the Account hereinafter designated the amount indicated by them, being the product of the Offer Price and the number of Shares which have been validly tendered, not withdrawn and accepted by Parent and Purchaser as provided in the Offer.

          (b) Escrow Agent agrees, upon receipt of such Instruction, promptly to transmit by wire transfer from the Escrow Fund to the Account the sum set forth in the Instruction.

          (c) The Account to which funds shall be transferred by the Escrow Agent under this Section 2 is as follows:
         BankBoston, N.A.
         100 Federal Street
         Boston, MA 02105
         ABA#: 011-000-390
         AC#: 56100123
         Boston EquiServe Reorg Operating Account
         Attention: Lisa Marchese, Ext. 3757

          Company, Purchaser and Parent understand and agree that under Uniform Commercial Code Article 4A, all banks executing the above wire instructions are entitled to rely on the account number and bank routing/transit number provided by Company, Purchaser and Parent, and have no duty to discover errors or discrepancies between names and such account numbers. Company, Purchaser and Parent represent and warrant that they have used extraordinary care to verify that the numbers set forth above are correct. The Escrow Agent's acceptance of such wire transfer instructions shall be binding on all parties and the Escrow Agent will not be liable for any cost, expense or loss arising out of such transactions.

          3. Further Release of Escrow Fund.

          (a) Company agrees that, upon request of Parent and Purchaser, whenever Purchaser accepts additional Shares tendered pursuant to the Offer beyond those required to meet the Minimum Condition under the Merger Agreement, Company will join with Parent and Purchaser in providing joint Instruction to the Escrow Agent to transfer additional amounts from the Escrow Fund to the Account, such amounts to be equal to the product of the Offer Price and the number of additional tendered Shares accepted by Purchaser.

          (b) The Escrow Agent agrees, upon receipt of such Instruction, promptly to transmit by wire transfer from the Escrow Fund to the Account the additional amounts set forth in the Instruction.

          4. Release of Escrow Funds Upon Merger. Company, Parent and Purchaser agree that upon merger of Company and Purchaser, with Purchaser or Company as survivor, and whether a short-form merger under Section 904 of the Maine Business Corporation Act ("MBCA") or a merger approved at a meeting of stockholders of the Company, Company and Purchaser shall promptly present to Escrow Agent their joint Instruction (or the surviving corporation under the merger shall give its Instruction) to transmit by wire transfer from the Escrow Fund to the Account a specified amount. Company and Purchaser agree the amount shall be equal to the product of the Offer Price and the remaining issued and outstanding Shares of the Company which were not previously accepted by Purchaser, less any Demanding Shares or Dissenting Shares (as defined in the Merger Agreement). The Escrow Agent agrees, upon receipt of such Instruction, promptly to transmit by wire transfer from the Escrow Fund to the Account the amount set forth in such Instruction. It is agreed by the Parent, Purchaser and Company that any amounts to be paid to holders of Demanding Common Stock or Dissenting Common Stock shall be paid from the Escrow Fund, including such additional funds as shall be required to be deposited by Parent and Purchaser to satisfy the applicable provisions of Sections 910 and 909 of the MCBA. However, Instruction to the Escrow Agent for disbursement of any such amounts shall be signed only by Parent and shall certify that the amount is for payment of Demanding Common Stock or Dissenting Common Stock. Parent shall send a copy of the Instruction to the Company at the same time it sends the Instruction to the Escrow Agent. The Escrow Agent agrees, upon receipt of such Instruction from Parent, promptly to transmit by wire transfer from the Escrow Fund to the Account the amount set forth in such Instruction.

          5. Release of Escrow Funds Upon Termination of Tender Offer or Merger Agreement. In the event that (1) Parent or Purchaser terminates the Offer or (2) Company terminates the Merger Agreement, Parent shall give written notice to the Escrow Agent to pay over to Purchaser all funds, together with earnings thereon, then remaining in the Escrow Account ("Release Notice"). Upon receipt of the Release Notice, Escrow Agent shall pay over such amounts according to the instructions set forth in the Release Notice. Parent shall send to the Company a copy of any Release Notice at the same time it is given to the Escrow Agent.

          6. Investment of Escrow Fund. Escrow Agent may invest the Escrow Funds if so directed by Parent in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof. Any net profit resulting from, or interest or income produced by such investments shall be payable to Parent or Purchaser on written Instruction given by Parent.

          Escrow Agent shall send to Parent a monthly statement showing the investments in which the Escrow Fund is invested ("Escrow Fund Investments"), the purchase price of investments purchased during the statement period and the market value of Escrow Fund Investments as of the end of the statement period. Parent shall review such statements and determine whether the market value of Escrow Fund Investments is sufficient to enable the Escrow Fund to satisfy all remaining obligations originally contemplated to be paid out of the Escrow Fund. In the event that the Escrow Fund shall not be sufficient to satisfy all remaining obligations originally contemplated to be paid out of the Escrow Fund, Parent shall promptly thereafter deposit in such Escrow Fund cash in an amount sufficient to enable such Escrow Fund to satisfy all remaining obligations originally contemplated to be paid out of such Escrow Fund.

          7. Fee of Escrow Agent. For its services hereunder, Escrow Agent shall receive the fees set forth on the fee schedule attached hereto as Exhibit A. Parent and Purchaser shall be solely responsible for payment of Escrow Agent's fee hereunder and Escrow Agent shall have no claim whatsoever on the Escrow Fund. Parent may, in its sole discretion, authorize Escrow Agent's fees to be paid from any interest or other earnings on the Escrow Fund, but not from any amounts deposited by Parent or Purchaser to the Escrow Fund.

          8. Liability of Escrow Agent.

          (a) Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it; nor as to the identity, authority, or rights of any person executing the same and shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be fully protected in acting without inquiry in accordance with such written instruction, including by way of example, and not as a limitation, without inquiry as to purposes for which amounts disbursed from the Escrow Fund are expended, or whether the party giving the written instruction has given a copy or other notice of such instruction to any other party. The Escrow Agent shall not be liable for any loss or diminution in value of the Escrow Fund as a result of the investment of the Escrow Fund, nor shall it be responsible if the Escrow Fund is not sufficient to make intended payments. The Escrow Agent shall have no duty to calculate or verify any amounts required to be transferred to the Account or otherwise disbursed from the Escrow Fund.

          (b) It is agreed that the duties of Escrow Agent are purely ministerial in nature and shall be expressly limited to the safekeeping of the Escrow Fund and for the disposition of same in accordance with this Escrow Agreement and any costs, expenses or fees incurred by the Escrow Agent in the performance of these duties (except as described in the next sentence or in Section 9) shall be borne by Parent and Purchaser. Each of Company, Parent and Purchaser hereby agrees to indemnify, defend and hold Escrow Agent harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature (including, without limitation, attorneys' fees, paralegals' fees and costs incurred in all trial and appellate proceedings or otherwise if no litigation is instituted) which it may incur or with which it may be threatened directly or indirectly arising from or in any way connected with this Escrow Agreement, whether or not such claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings arise from or are in any way connected with any negligence of Escrow Agent. Notwithstanding anything in this subparagraph (b) to the contrary, in no event shall Escrow Agent be absolved from any liability arising from Escrow Agent's gross negligence or willful misconduct.

          9. Disputes.

          (a) In the event Escrow Agent is joined as a party to a lawsuit relating to the Escrow Fund or this Agreement, Escrow Agent shall, at its option, either: (i) tender the Escrow Fund to the appropriate court;

     or (ii) disburse the Escrow Fund in accordance with the court's ultimate disposition of the case, and Company, Parent and Purchaser hereby, jointly and severally, agree to indemnify, defend and hold Escrow Agent harmless from and against all costs, expenses, damages or losses in connection therewith, including, but not limited to, attorneys' and paralegals' fees and court costs at all trial and appellate levels.

          (b) In the event Escrow Agent, pursuant to Section 9(a) or 10(d), tenders the Escrow Fund to the appropriate court and files an action of interpleader or other appropriate action naming the other parties hereto and any affected third parties of whom Escrow Agent has received actual notice, Escrow Agent shall be released and relieved from any and all further obligation and liability hereunder or in connection herewith and Company, Parent and Purchaser hereby, jointly and severally, agree to indemnify, defend and hold Escrow Agent harmless from and against all costs, expenses, damages or losses arising in connection therewith, including, but not limited to, all costs and expenses incurred by Escrow Agent in connection with the filing of such action, including, but not limited to, attorneys' and paralegals' fees and court costs at all trial and appellate levels.

          10. Removal and Resignation of Escrow Agent.

          (a) Company, Parent and Purchaser may, upon written notice to Escrow Agent, remove the Escrow Agent, in which event removal shall take effect no earlier than twenty (20) days after notice to Escrow Agent of such removal, during which period, Company, Parent and Purchaser shall agree on a successor escrow agent to assume the duties of the Escrow Agent hereunder.

          (b) Escrow Agent may resign as Escrow Agent at any time upon giving notice to the other parties of its desire to so resign; provided, however, that resignation of Escrow Agent shall take effect no earlier than ten (10) days after the giving of notice of resignation, during which period, Company, Parent and Purchaser shall agree on a successor escrow agent to assume the duties of the Escrow Agent hereunder.

          (c) Upon termination of the duties of Escrow Agent as set forth above, Escrow Agent shall deliver the Escrow Fund to the newly appointed escrow agent designated by the other parties, and, except for rights of Escrow Agent specified in this Escrow Agreement, Escrow Agent shall not otherwise have the right to withhold the Escrow Funds from said newly appointed escrow agent.

          (d) In the event the other parties fail to agree to a successor escrow agent within the period described hereinabove, Escrow Agent shall have the right to deposit the Escrow Fund into the appropriate court and request judicial determination of the rights among the other parties by interpleader or other appropriate action and, the other parties hereby, jointly and severally, agree to indemnify, defend and hold Escrow Agent harmless from and against any costs, expenses, damages or losses in connection therewith, including, but not limited to, reasonable attorneys' and paralegals' fees and court costs at all trial and appellate levels.

          (e) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by all other parties and Escrow Agent. In no event shall any modification of this Escrow Agreement, which shall affect the rights or duties of Escrow Agent, be binding on Escrow Agent unless it shall have given its prior written consent.

          11. Notice. Parent, Purchaser and Company agree to send to each other any communications sent to Escrow Agent. Whenever any notice is required or permitted under this Agreement, the notice will be in writing and will be deemed effective and given when received on personal delivery or on receipt of the United States mail, registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at other addresses as are specified by written notice delivered in accordance with this Agreement:

     If to Parent or Purchaser:
          Riedman Corporation
          45 East Avenue
          Rochester, New York 14604
          Attn: John R. Riedman, President
     and with a copy to:
          Woods, Oviatt, Gilman, Sturman & Clarke LLP
          700 Crossroads Building
          Rochester, New York 14614
          Attn: Harry P. Messina, Jr., Esq.

     If to Company:
          Penobscot Shoe Company
          450 North Maine Street
          Old Town, Maine 04468
          Attn: Chairman

     and with copies to:
          Choate, Hall & Stewart LLP
          Exchange Place
          53 State Street
          Boston, Massachusetts 02109
          Attn: Harry A. Hanson III, P.C.

     and

          Rudman & Winchell, LLC
          84 Harlow Street, 4th Floor
          Bangor, Maine
          Attn: Gerald E. Rudman, Esq.

     If to Escrow Agent:
          Manufacturers and Traders Trust Company
          One M&T Plaza
          Buffalo, New York 14203
          Attn: Douglas P. Marmion

          12. Choice of Law and Venue. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York. In the event any action, suit or proceeding is instituted as a result of any matter or thing affecting this Escrow Agreement, the parties hereto hereby designate Monroe County, New York as the proper jurisdiction and the venue in which same is to be instituted.

          13. Cumulative Rights. No right, power or remedy conferred upon Escrow Agent by this Escrow Agreement is exclusive of any other right, power or remedy. All such rights, powers and/or remedies shall be cumulative and concurrent and shall be in addition to any other right, power or remedy Escrow Agent may have under the Escrow Agreement or now or hereafter existing at law, in equity or by statute, and the exercise of one right, power or remedy by Escrow Agent shall not be construed or considered as a waiver of any other right, power or remedy.

          14. Binding Agreement. This Escrow Agreement shall be binding upon the Escrow Agent, the other parties and their respective successors and assigns. This Escrow Agreement may be executed in counterparts, all of which counterparts shall be deemed to be a single document. Signature pages received by facsimile transmission shall be deemed to be an original document.

          15. Survival. The provisions of this Agreement regarding indemnification of the Escrow Agent by the Parent, Purchaser and/or Company shall survive the termination of this Agreement.

          16. Entire Agreement. The Escrow Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all other written or oral agreements, documents, memoranda, understandings or otherwise between the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed by their duly authorized officers the day and year first above set forth.

                                          RIEDMAN CORPORATION

                                          By: /s/ JAMES R. RIEDMAN
                                            ------------------------------------
                                          Name: James R. Riedman
                                          Title: President

                                          PSC ACQUISITION CORP.

                                          By: /s/ JAMES R. RIEDMAN
                                            ------------------------------------
                                          Name: James R. Riedman
                                          Title: President

                                          PENOBSCOT SHOE COMPANY

                                          By: /s/ IRVING KAGAN
                                            ------------------------------------
                                          Name: Irving Kagan
                                          Title: Chairman of the Board

                                          MANUFACTURERS AND TRADERS
                                          TRUST COMPANY

                                          By: /s/ DOUG MARMION
                                            ------------------------------------
                                            Name: Doug Marmion
                                            Title: Trust Officer

                                    ANNEX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if:

          (a) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer not less than eighty percent (80%) of the total issued and outstanding shares of Company Common Stock on the date hereof (the "Minimum Condition") (which constitutes 1,110,633 Shares as of the date hereof);

          (b) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur and be continuing:

             (i) there shall have been instituted or be pending any action or proceeding before any court or Governmental Entity, (A) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, or the consummation of any other aspect of the Transactions, or seeking to obtain damages in connection with any aspect of the Transactions; (B) seeking to prohibit or limit materially the ownership or operation by the Company, the Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries, or to compel the Company, the Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries, as a result of the Transactions; (C) seeking to impose or confirm limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (D) seeking to require divestiture by the Parent, the Purchaser or any other affiliate of the Parent of any Shares; or (E) which otherwise would constitute a Company Material Adverse Effect;

             (ii) the representations and warranties of the Company set forth in the Agreement or in the Tender Agreements shall not be true and correct in any respect, as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Agreement or (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a Company Material Adverse Effect;

             (iii) there shall have occurred, since June 30, 1999, any change, condition, event or development that, individually or in the aggregate with any other change, condition or development since such date, has, or could be reasonably expected to have, a Company Material Adverse Effect or any legal or regulatory changes that is or is reasonably expected to be materially adverse to the business operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or results of operation or prospects of the Company either individually or in the aggregate;

             (iv) the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it (including, without limitation, if any Person shall have entered into any definitive agreement or any agreement in principle with the Company relating to an Acquisition Proposal (other than Parent, Purchaser or any affiliate thereof);

             (v) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, which suspension or limitation shall have continued for a period in excess of twenty-four (24) hours, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation in Parent's reasonable judgment is reasonably likely to materially affect the ability of Parent to pay for the Shares, (C) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States and reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the consummation of the Offer, or (D) in the case of clauses (A),
        (B) and (C) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

             (vi) the Board of Directors of the Company (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Purchaser its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any Acquisition Proposal other than the Transactions or failed to reconfirm its recommendation of this Agreement and the Transactions contemplated hereunder within five (5) days after being requested to do so by Parent and Purchaser;

             (vii) any Person, other than Parent, Purchaser or their affiliates or any group of which any of them is a member, acquires beneficial ownership of twenty percent (20%) or more of the shares of Common Stock or rights to acquire twenty percent (20%) or more of the outstanding shares of Common Stock;

             (viii) the Agreement shall have been terminated in accordance with its terms; or

(ix) the Parent, Purchaser and the Company shall have agreed in writing that the Purchaser shall terminate the Offer.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Agreement, may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                        ANNEX II

                              [ADVEST, INC. LOGO]

October 6, 1999

Board of Directors
Penobscot Shoe Company
450 North Main Street
Old Town, Maine 04468

Members of the Board:

     Penobscot Shoe Company ("Penobscot" or the "Company") and Riedman Corporation ("Riedman") are expected to enter into an Agreement and Plan of Merger (the "Agreement"), whereby a newly created indirect wholly-owned subsidiary of Riedman ("Merger Subsidiary") will offer to purchase all of the issued and outstanding shares of Penobscot common stock for $11.75 per share (the "Tender Offer"). Subsequent to the completion of the Tender Offer, Merger Subsidiary will be merged with and into the Company (the "Merger"), and each outstanding share of Penobscot common stock that was not acquired in the Tender Offer will be converted into the right to receive $11.75 in cash. The Merger and the Tender Offer together comprise the "Transaction". At the completion of the Transaction, Penobscot will be an indirect wholly-owned subsidiary of Riedman.

     You have asked us whether, in our opinion, the cash consideration to be received by Penobscot shareholders is fair, from a financial point of view, to such shareholders of the outstanding shares of common stock of the Company.

     In arriving at our opinion set forth below, we have, among other things:

        (i) Reviewed the Agreement and Plan of Merger dated October 6, 1999 and the Tender Agreements dated October 6, 1999;

        (ii) Reviewed the drafts of Schedule 14D-9 and Schedule 14D-1 to be submitted to the Securities and Exchange Commission;

        (iii) Reviewed the publicly available consolidated financial statements of Penobscot for recent years and interim periods to date as well as other filings with the Securities and Exchange Commission for such periods;

        (iv) Reviewed the reported prices of common stock, trading activity, as well as publicly available financial and operating data for companies deemed similar to Penobscot;

Board of Directors
Penobscot Shoe Company
October 6, 1999
Page 2 of 3

          (v) Reviewed the pricing and financial terms of recent corporate transactions involving acquired companies deemed similar to Penobscot;

         (vi) Reviewed internal financial and operating information, including certain projections prepared by the senior management of Penobscot;

         (vii) Discussed the business, financial condition, and prospects of Penobscot with certain members of senior management; and

        (viii) Performed such other financial studies and analyses and investigations as we deemed necessary.

     In addition to the foregoing, we have, among other things, performed the following analyses and investigations: (i) compared the proposed purchase price per share to the historical trading range of Penobscot's common stock; (ii) compared the proposed purchase price and its implied ratios ("multiples") to sales, earnings, book value and cash flow to the same multiples calculated from current public market valuations of publicly traded companies deemed similar to the Company; (iii) compared the proposed purchase price and its implied multiples of sales and cash flow to the same multiples as calculated from valuations established in recent transactions of companies deemed similar to the Company; (iv) analyzed and compared the proposed purchase price to the value of estimated future free cash flows discounted to their current value; and (v) analyzed Penobscot's historical trading activity, including volume and price relationships. In addition, we performed such other investigations and took into account such other matters and information as we deemed necessary.

     Advest has provided certain investment banking services to Penobscot in the past and has received fees for rendering these services, including a fee for advising the Company on this Transaction. As part of our engagement, the Company has agreed to pay Advest a fee for delivery of this opinion letter.

     In preparing this opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information, nor have we undertaken an independent appraisal of the assets or liabilities of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. Our opinion is directed to the Board of Directors of Penobscot and does not constitute a recommendation of any kind to any shareholder of Penobscot as to whether such shareholder should tender his or her stock in the Tender Offer or how such shareholder should vote at the shareholders' meeting to be held in connection with the Merger. We have assumed for purposes of this opinion that there have been no material changes in the financial condition of the Company from the conditions disclosed in the Company's financial reports.

Board of Directors
Penobscot Shoe Company
October 6, 1999
Page 3 of 3

     Advest hereby consents to a description and inclusion of this opinion in any public filings issued with regard to this transaction and to references to Advest in such documents. Except as otherwise provided above, this opinion is solely for the use and benefit of the Company and shall not be disclosed publicly or made available to third parties without the prior written approval of Advest.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by the Company's shareholders in the Transaction is fair, from a financial point of view, to the Company's shareholders.

                                            Very truly yours,

                                            ADVEST, INC.

                                            /s/ Rex H. Green
                                            Rex H. Green
                                            Managing Director

                                                                       ANNEX III

                               SECTION 909 OF THE
                         MAINE BUSINESS CORPORATION ACT

13A SEC. 909. RIGHT OF DISSENTING SHAREHOLDERS TO PAYMENT FOR SHARES

     1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares, if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action. [1971, c. 439, sec. 1 (new).]

     2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act. [1971, c. 439, sec. 1 (new).]

     3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

          A. Shall be filed with the corporation or, in the case of a merger or consolidation, with the surviving or new corporation; and [1971, c. 439, sec. 1 (new).]

          B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and [1971, c. 439, sec. 1 (new).]

          C. Shall specify the shareholder's current address; and [1971, c. 439, sec. 1 (new).]

          D. May not be withdrawn without the corporation's consent. [1971, c. 439, sec. 1 (new).] [1971, c. 439, sec. 1 (new).]

     4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder. [1971, c. 439, sec. 1 (new).]

     5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

          A. If his demand shall be withdrawn upon consent, or [1971, c. 439, sec. 1 (new).]

          B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or [1971, c. 439, sec. 1 (new).]

          C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or [1971, c. 439, sec. 1 (new).]

          D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or [1971, c. 439, sec. 1 (new).]

                                      III-1

          E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section. [1971,
     c. 439, sec. 1 (new).] [1971, c. 439, sec. 1 (new).]

     6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof. [1971, c. 439, sec. 1
(new).]

     7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act. [1971, c. 439, sec. 1 (new).]

     8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares. [1971, c. 439, sec. 1 (new).]

     9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

          A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

             (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

             (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected; [1971, c. 439, sec. 1 (new).]

                                      III-2

          B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation; [1971, c. 439, sec. 1
     (new).]

          C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected; [1971, c. 439, sec. 1 (new).]

          D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive; [1971, c. 439, sec. 1 (new).]

          E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof; [1971, c. 439, sec. 1 (new).]

          F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares; [1971, c. 439, sec. 1 (new).]

          G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him; [1971, c. 439, sec. 1 (new).]

          H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; [1971, c. 439, sec. 1 (new).]

          I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

             (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;
                                      III-3

             (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

             (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

             (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction. [1971, c. 439, sec. 1 (new).] [1971, c. 439, sec. 1 (new).]

     10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide. [1971, c. 439, sec. 1 (new).]

     11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity. [1971, c. 439, sec. 1
(new).]

     12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought. [1971, c. 439, sec. 1 (new).]

     13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section. [1971, c. 439, sec. 1
(new).]

SECTION HISTORY:
     1971, c. 439, sec. 1,27 (NEW).

                                      III-4

                                                                        ANNEX IV

                               SECTION 910 OF THE
                         MAINE BUSINESS CORPORATION ACT

13A SEC. 910. RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES FOLLOWING A
              CONTROL TRANSACTION

     1. SHAREHOLDERS ENTITLED TO RIGHTS; EXCEPTIONS. Any holder of the voting shares of a corporation that becomes the subject of a control transaction described in subsection 2 shall be entitled to the rights and remedies provided in this section, unless:

          A. The bylaws, by amendment adopted within 90 days of the effective date of this Act and not subsequently rescinded by an amendment of the articles of incorporation, provide that this section shall not be applicable to the corporation; or [1985, c. 394, sec. 3 (new).]

          B. The articles of incorporation provide that this section shall not be applicable to the corporation. [1985, c. 394, sec. 3 (new).]

     [1985, c. 394, sec. 3 (new).]

     2. DEFINITIONS. As used in this section, unless the context indicates otherwise, the following terms have the following meanings.

          A. A "controlling person" means:

             (1) A person who has, or a group of persons acting in concert that has, voting power over voting shares of the corporation that would entitle the holders of those shares to cast at least 25% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation; or

             (2) A person who has, or a group of persons acting in concert that has, voting power over at least 25% of the shares in any class of shares entitled to elect all the directors, or any specified number of them.

     A "person" includes any individual, firm, corporation or other entity. [1985, c. 394, sec. 3 (new).]

          B. Notwithstanding paragraph A, a person or group of persons which would otherwise be a controlling person within the meaning of this section shall not be deemed a controlling person unless, subsequent to the effective date of this section, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to a percentage in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on the effective date of this section, and to at least the amount specified in paragraph A. [1985, c. 394, sec. 3 (new).]

          C. For the purposes of this section:

             (1) A person is not a controlling person under paragraph A if that person holds voting power, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in paragraph A or who are not considered a controlling person under paragraph B;

             (2) A person has voting power over a voting share if that person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, that voting share; and

             (3) A person engaged in business as an underwriter or group consisting of persons engaged in business as underwriters is not a controlling person under paragraph A if that person or group holds voting power specified in paragraph A, in good faith and not for the purpose of circumventing this section, over shares of the corporation acquired through participation in good faith in a firm commitment underwriting of an offering of shares registered under the United States Securities Act of 1933. [1993, c. 302, sec. 1 (amd).]

          D. A "control transaction" means the acquisition by a person or group of the status of a controlling person. [1985, c. 394, sec. 3 (new).]

          E. The "control transaction date" means the date on which a controlling person becomes a controlling person. [1985, c. 394, sec. 3
     (new).]

     [1993, c. 302, sec. 1 (amd).]

     3. NOTICE OF CONTROL TRANSACTION TO BE GIVEN TO SHAREHOLDERS. Within 15 days of the control transaction date, notice that a control transaction has occurred shall be given by the controlling person to each shareholder of record of the corporation holding voting shares. If the controlling person so requests, the corporation shall, at the option of the corporation and at the expense of the controlling person, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders. There shall be included in, or enclosed with, the notice a copy of this section. Any list provided by the corporation to a controlling person pursuant to this subsection shall be used only for the purpose of giving the notice required by this subsection.

     [1985, c. 394, sec. 3 (new).]

     4. SHAREHOLDER DEMAND FOR PAYMENT. After the control transaction date, any holder of voting shares of the corporation may, prior to or within 30 days after the notice required by subsection 3 is given, which time period shall be specified in the notice, make written demand on the controlling person for payment of the amount provided in subsection 5 with respect to the voting shares of the corporation held by the shareholder, and the controlling person shall pay that amount to the shareholder. The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

     [1985, c. 394, sec. 3 (new).]

     5. SHAREHOLDER ENTITLED TO RECEIVE PAYMENT FOR SHARES. A shareholder making written demand under subsection 4 shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the day prior to the control transaction date, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

     [1985, c. 394, sec. 3 (new).]

     6. SUBMISSION OF CERTIFICATES; NOTATION. At the time of filing his demand for payment for his shares pursuant to subsection 4, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the controlling person, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued for those shares shall bear a similar notation, together with the name of the original holder of the shares who made the written demand, and a transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original demanding shareholder had after making demand for payment of the fair value of the shares.

     [1985, c. 394, sec. 3 (new).]

     7. WRITTEN OFFER; BALANCE SHEET. Within 10 days after the expiration of the period provided in subsection 4 for making demand, the controlling person shall make a written offer to each demanding shareholder to pay for those shares at a specified price deemed by the controlling person to be the fair value of those shares. The offer shall be made at the same price per share to all demanding shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer, and a profit and loss statement of the corporation for the 12 months' period ended on the date of the balance sheet.

     [1985, c. 394, sec. 3 (new).]

     8. AGREEMENT ON FAIR VALUE; PAYMENT. If, within 30 days after the expiration of the period provided in subsection 4 for making demand, the fair value of the shares is agreed upon between any demanding shareholder and the controlling person, payment for those shares shall be made within 90 days after the date on which the written offer required by subsection 7 was made, upon surrender of the certificate or certificates representing those shares. Upon payment of the agreed value, the demanding shareholder shall cease to have any interest in the shares.

     [1985, c. 394, sec. 3 (new).]

     9. FAILURE TO REACH AGREEMENT ON FAIR VALUE OF SHARES. If, within the additional 30-day period prescribed by subsection 8, one or more demanding shareholders and the controlling person have failed to agree as to the fair value of shares:

          A. The controlling person may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of those shares be found and determined. This action:

             (1) Shall be brought by the controlling person, if it receives a written demand for suit from any demanding shareholder, which demand is made within 60 days after the date on which the written offer required by subsection 7 was made; and if it receives a demand for suit, the controlling person shall bring the action within 30 days after receipt of the written demand; or

             (2) In the absence of a demand for suit, may at the election of the controlling person be brought by the controlling person at any time from the expiration of the additional 30-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the written offer required by subsection 7 was made; [1985, c. 394, sec. 3 (new).]

          B. If the controlling person fails to institute the action within the period specified in paragraph A, any demanding shareholder may thereafter bring such an action in the name of the controlling person; [1985, c. 394, sec. 3 (new).]

          C. No such action may be brought, either by the controlling person or by a demanding shareholder, more than 6 months after the date on which the written offer required by subsection 7 was made; [1985, c. 394, sec. 3
     (new).]

          D. In any such action, whether initiated by the controlling person or by a demanding shareholder, all demanding shareholders, wherever residing, except those who have agreed with the controlling person upon the price to pay for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each demanding shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each demanding shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive; [1985, c. 394, sec. 3 (new).]

          E. The court shall determine whether each demanding shareholder, as to whom the controlling person requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any demanding shareholder with respect to whom the controlling person makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment to the order of appointment; [1985, c. 394, sec. 3 (new).]

          F. All shareholders who are parties to the proceedings shall be entitled to judgment against the controlling person for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the controlling person of the certificate or certificates representing those shares. Upon payment of the judgment, the demanding shareholder shall cease to have any interest in those shares; [1985, c. 394, sec. 3 (new).]

          G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the control transaction date to the date of payment. If the court finds that the refusal of any shareholder to accept the controlling person's offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him; [1985, c. 394, sec. 3 (new).]

          H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the controlling person, but all or any part of those costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the demanding shareholders who are parties to the proceeding to whom the controlling person shall have made an offer to pay for the shares, if the court finds that the action of those shareholders in failing to accept that offer was arbitrary or vexatious or not in good faith. Those expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. The court shall award each shareholder who is a party to the proceeding reasonable compensation for any expert or experts employed by the shareholder in the proceeding and the shareholder's reasonable attorney's fees and expenses, if:

             (1) No offer was made; or

             (2) The fair value of the shares as determined materially exceeds the amount which the controlling person offered to pay therefor; and [1985, c. 728 (amd).]

          I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation, the controlling person or the demanding shareholders, or which are otherwise just and equitable. Those orders may include, without limitation, orders:

             (1) Requiring the controlling person to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

             (2) Requiring the deposit with the court of certificates representing shares held by the demanding shareholders;

             (3) Imposing a lien on the property of the controlling person to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted by the controlling person after the control transaction date; and

             (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction. [1985, c. 394, sec. 3 (new).]

     [1985, c. 728 (amd).]

     10. HOLDING AND DISPOSAL OF SHARES ACQUIRED BY PAYMENT. Shares acquired by a controlling person pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as provided in this section, may be held and disposed of as authorized and issued shares.

     [1985, c. 394, sec. 3 (new).]

     11. MINORS. The demand required by subsection 4 may be made, in the case of a shareholder who is a minor or otherwise legally incapacitated, either by the shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. The shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

     [1985, c. 394, sec. 3 (new).]